Exhibit 10.1

Certain portions of this exhibit (indicated by “[***]”) have been excluded pursuant to Item 601(b)(10) of Regulation S-K because they are both not material and are the type that the registrant treats as private or confidential.

LICENSE AGREEMENT
between
ALFASIGMA S.P.A.
and
PHASEBIO PHARMACEUTICALS, INC.
Dated as of June 16, 2021

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 GRANT OF RIGHTS	21
2.1. Grants to Licensee	21
2.2. Grants to MedImmune	21
2.3. Sublicenses	21
2.4. Retention of Rights; Limitations Applicable to License Grants	22
2.5. Licensed Product Exclusivity	23
2.6. Exceptions related to AstraZeneca Product Exclusivity Commitment of Licensor	24
2.6. Trademark License Agreement	24
2.8. Upstream Agreements	24
2.9. Territory Restriction	25
ARTICLE 3 GOVERNANCE	26
3.1. Alliance Managers	26
3.2. Joint Steering Committee	26
3.3. Discontinuation of the JSC	31
4.1. Manufacturing	31
4.2. Development	32
4.3. Regulatory Activities	34
4.4. Commercialization	40
4.5. Statements and Compliance with Applicable Law	43
4.6. Markings	44
4.7. Subcontracting	44
4.8. Product Positioning Principles	44
ARTICLE 5 PAYMENTS AND RECORDS	45
5.1. Upfront Payment	45
5.2. Milestones	45
5.3. Royalties	48
5.4. Royalty Payments and Reports	49
5.5. Mode of Payment; Offsets	49
5.6. Taxes	50
5.7. Interest on Late Payments	51
5.8. Financial Records	52
5.9. Audit	52
5.10. Audit Dispute	53
ARTICLE 6 INTELLECTUAL PROPERTY	53
6.1. Ownership of Intellectual Property	53
6.2. Maintenance and Prosecution of Patents	59
i

6.3. Enforcement of Patents	61
6.4. Infringement Claims by Third Parties	65
6.5. Invalidity or Unenforceability Defenses or Actions	66
6.6. Product Trademarks	67
6.7. Corporate Names, Licensed Trademarks and Product Trademarks	69
ARTICLE 7 CONFIDENTIALITY AND NON-DISCLOSURE	70
7.1. Confidentiality Obligations	70
7.2. Permitted Disclosures	71
7.3. Use of Name	73
7.4. Public Announcements	73
7.5. Publications	75
7.6. Securities Laws	76
7.7. Return of Confidential Information	76
ARTICLE 8 REPRESENTATIONS AND WARRANTIES	76
8.1. Mutual Representations and Warranties	76
8.2. Additional Representations and Warranties of MedImmune	77
8.3. DISCLAIMER OF WARRANTIES	79
8.4. Anti-Bribery and Anti-Corruption Compliance	80
ARTICLE 9 INDEMNITY	80
9.1. Indemnification of MedImmune	80
9.2. Indemnification of Licensee	80
9.3. Indemnification Procedures	81
9.4. Special, Indirect and Other Losses	83
9.5. Insurance	83
ARTICLE 10 TERM AND TERMINATION	83
10.1. Term and Expiration	83
10.2. Termination	83
10.3. Rights in Bankruptcy	89
10.4. Consequences of Termination	89
10.6. Remedies	95
10.7. Accrued Rights; Surviving Obligations	95
ARTICLE 11 MISCELLANEOUS	96
11.1. Force Majeure	96
11.2. Export Control	96
11.3. Assignment	96
11.4. Certain Transactions Involving MedImmune and its Affiliates	97
11.4. Certain Transactions Involving MedImmune and its Affiliates	98
11.5. Severability	98
11.6. Dispute Resolution	98
11.7. Governing Law, Jurisdiction and Service	100
11.8. Notices	101

11.9. Entire Agreement; Amendments	102
11.10. English Language	102
11.11. Equitable Relief	102
11.12. Waiver and Non-Exclusion of Remedies	102
11.13. No Benefit to Third Parties	103
11.14. Further Assurance	103
11.15. Relationship of the Parties	103
11.16. References	103
11.17. Construction	103
11.18. Counterparts	104

SCHEDULES
Schedule 1.41    Development Plan
Schedule 1.76    Protein Sequence of Licensed Compound
Schedule 1.77    Licensed Know-How
Schedule 1.78        Licensed Patents
Schedule 1.83        Licensee Corporate Names
Schedule 1.90        Licensor Corporate Names
Schedule 1.104    MedImmune Corporate Names (Schedule 1.98 of the MedImmune License)
Schedule 4.1.2    Supply Agreement Terms
Schedule 4.3.6(h)    Timelines for Reporting of Serious Adverse Event

EXHIBITS

Exhibit 4.3.6(a))    Copies of MedImmune Pharmacovigilance Agreement and
SFJ Pharmacovigilance Agreement

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is made and entered into as of June 16, 2021 (the “Effective Date”) by and between PhaseBio Pharmaceuticals, Inc., a corporation formed under the laws of Delaware having its place of business at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355, United States (“Licensor”) and Alfasigma S.p.A, an Italian company having its place of business at Via Ragazzi del ’99, 5, 1-40133 Bologna, Italy (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Licensor owns or controls certain intellectual property rights with respect to bentracimab (also known as PB2452), a novel recombinant human monoclonal antibody antigen-binding fragment designed to reverse the antiplatelet activity of ticagrelor in the event of major bleeding or when urgent surgery is required.
WHEREAS, certain of the intellectual property relating to the Licensed Compounds and Licensed Product (as defined below) is licensed to Licensor by MedImmune Limited pursuant to a license agreement dated November 21, 2017, as amended pursuant to an amendment agreement dated January 9, 2020 (collectively, the “MedImmune License”) and the Licensed Product is subject to a co-development Agreement dated January 9, 2020 between Licensor and SFJ Pharmaceuticals X Limited (the “SFJ Agreement”).
WHEREAS, Licensor wishes to grant to Licensee, and Licensee wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Product in Europe and certain other countries, in each case in accordance with the terms and conditions set forth below.
WHEREAS, Licensor has obtained the acknowledgment of MedImmune (as defined below) pursuant to the MedImmune License.
WHEREAS, Licensor has obtained the consent of SFJ (as defined below) pursuant to the SFJ Agreement as required for Licensor to grant the rights to Licensee and accept the obligations as set out in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.“AAA” has the meaning set forth in Section 11.6.3.
1.2.“Acceptance” means, with respect to a Drug Approval Application filed with the EMA under the centralized procedure that the EMA has accepted such Drug Approval Application for substantive review as evidenced by receipt of notice from the EMA that the Drug Approval Application has passed the relevant technical validation criteria or other evidence that the EMA has commenced its substantive review of such Drug Approval Application.
1.3.“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.4.“Agreement” has the meaning set forth in the preamble hereto.
1.5.“Alliance Manager” has the meaning set forth in Section 3.1.
1.6.“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.
1.7.“[***]” has the meaning set forth in Section 3.3.3(c)
1.8.“Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, including the FFDCA, the PHSA and the Anti-Corruption Laws.
1.9.“Arbitration Notice” has the meaning set forth in Section 11.6.2.
1.10.“Arbitrators” has the meaning set forth in Section 11.6.3.
1.11.“Assigned Regulatory Documentation” has the meaning set forth in Section 4.3.1(a).
1.12.“AstraZeneca Product” means any drug product containing the Ticagrelor Compound, including any such products sold, offered for sale or distributed by MedImmune or any of its Affiliates, licensees or successors-in-interest.
1.13.“AstraZeneca Product Improvements” means any invention, discovery, development or modification with respect to the AstraZeneca Product or relating to the

Exploitation thereof, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of the AstraZeneca Product, any discovery or development of any new or expanded methods of treatment, use or indications for the AstraZeneca Product or any discovery or development that improves the stability, safety or efficacy of the AstraZeneca Product, in each case that are conceived, discovered, developed or otherwise made by or on behalf of one or both of the Parties or their Affiliates, or in the case of Licensee or its Affiliates, its or their Sublicensees (including by its or their Third Party contractors) under or in connection with this Agreement or the conduct of any activities hereunder, including in the case of Licensee or its Affiliates or any of its or their Sublicensees (or its or their Third Party contractors), in connection with any Exploitation of any Licensed Compound or Licensed Product.
1.14.“AstraZeneca Product Know-How” means: (a) to the extent owned or controlled by MedImmune or any of its Affiliates, Information related to the AstraZeneca Product or AstraZeneca Product Improvements or the Exploitation thereof; and (b) Information related to the AstraZeneca Product or AstraZeneca Product Improvements or the Exploitation thereof that, in each case, is generated by or on behalf of Licensee or its Affiliates or any of its or their Sublicensees, in connection with any Exploitation of any Licensed Compound or Licensed Product, other than any such Information that: (i) has been published by MedImmune or any of its Affiliates and is not claimed by a Valid Claim of a Patent owned or Controlled by MedImmune or any of its Affiliates; or (ii) has been published by a Third Party (other than a Sublicensee) that did not receive such Information directly or indirectly from Licensee or any of its Affiliates or Sublicensees and did not generate such Information on behalf of Licensee or any of its Affiliates or Sublicensees.
1.15.“AstraZeneca Product Patents” means any Patent that claims AstraZeneca Product Know-How or otherwise claims any AstraZeneca Product Improvement or the Exploitation thereof.
1.16.“AstraZeneca Product References” means any and all references to, mentions of or claims with respect to the AstraZeneca Product (including any and all references to, mentions of or claims with respect to the Ticagrelor Compound).
1.17.“Auditor” has the meaning set forth in Section 5.9.
1.18.“Biosimilar Filer” has the meaning set forth in Section 6.3.6.
1.19.“Biosimilar Product” means, with respect to a particular Licensed Product in a particular country in the Territory, any pharmaceutical product that (a) is claimed to be interchangeable with such Licensed Product or otherwise references or relies on the prior approval (or the safety or efficacy data submitted in support of the prior approval) of such Licensed Product to support a Drug Approval Application submitted under Section 351(k) of the PHSA or any corresponding foreign application in the Territory; (b) is approved for sale for at least one indication that is the same as an indication for which the Licensed Product is approved for sale in such country; and (c) is sold in such country by a Third Party that is not a direct or indirect sublicensee of Licensee or its Affiliates.

1.20.“Biosimilar Regulations” means Section 351 of the PHSA, Article 10 of EU Directive 2001/83/EC, and equivalent laws and regulations in other countries or jurisdictions.
1.21.“BioVectra” means BioVectra Inc, a corporation organized under the laws of Prince Edward Island, Canada.
1.22.“BLA” means a biologics license application (within the meaning of 21 C.F.R. 601.2) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product as a biologic in the United States.
1.23.“Bleeding Indication” means the Indication for the Licensed Product for the reversal of the antiplatelet effects of ticagrelor in patients with uncontrolled major or life-threatening bleeding.
1.24.“BPCI Act” means the Biologics Price Competition and Innovation Act of 2009, Public Law 111-148, title VII, subtitle A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.25.“Breaching Party” has the meaning set forth in Section 10.2.1(a).
1.26.“Brilinta Competing Product” means any P2Y12 receptor antagonist, other than the AstraZeneca Product or Generic Ticagrelor Product.
1.27.“Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York, United States or Bologna, Italy are permitted or required to be closed.
1.28.“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.
1.29.“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.30.“Combination Product” means a pharmaceutical product that is comprised of or contains a Licensed Compound as an active ingredient together with one (1) or more other active ingredients (other than any active ingredient that is proprietary to Licensor but that is not a Compound) and is sold either as a fixed dose/unit or as separate doses/units in a single package.
1.31.“Commercialization” means, in respect of a Licensed Compound or Licensed Product, any and all activities directed to the preparation for sale of, offering for sale of or sale of such product, including activities related to marketing, promoting, distributing and importing such product and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning. For clarity, Commercialization does not include Manufacturing.
1.32.“Commercialization Dispute” has the meaning set forth in Section 4.4.6.
1.33.“Commercialization Plan” has the meaning set forth in Section 4.4.4.
1.34.“Commercially Reasonable Efforts” means, with respect to the performance of Development or Commercialization activities with respect to a Licensed Compound or a Licensed Product by a Party under this Agreement, the carrying out of such activities in a sustained and diligent manner and using efforts and resources comparable to the efforts and resources commonly used by biopharmaceutical companies of a size and with resources or access to resources similar to that of such Party, for high-priority compounds or products of such companies at a similar stage in development or product life, taking into account issues of patent coverage, measures of relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such Licensed Product, the regulatory structure involved and other relevant technical, legal, scientific and medical considerations. Subject to the foregoing, with respect to efforts to Develop or Commercialize a Licensed Product in the Territory, “Commercially Reasonable Efforts”:
(a)shall be determined on a Market-by-Market basis, without regard to the particular circumstances of the relevant Party, including any other product opportunities of the relevant Party and without regard to any payments owed by Licensee to Licensor under this Agreement; and
(b)requires with respect to a particular task or activity in making, using, selling, offering for sale, importing, exporting, developing (including seeking regulatory approvals or applicable pricing or reimbursement approvals) or otherwise commercializing the Licensed Product that a Party: (i) promptly assign responsibility for such task or activity to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such task or activity; and (iii) make and implement decisions and allocate resources designed to advance progress with respect to such objectives in accordance with established timeline, provided, however, that, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s breach in performing its obligations hereunder, the impact on the first Party of such performance failure by the other Party will be taken into account in determining whether the first Party has used its Commercially Reasonable Efforts to perform any such affected obligations.
1.35.“Commercial Viability Issue” means, with respect to the Licensed Product in the EU Market, the existence of objective circumstances arising after the Effective Date with respect to the EU Market (other than a Safety/Efficacy Issue), as a result of which a company in the biopharmaceutical industry would reasonably be expected to elect not to continue to fund or conduct the Development or Commercialization of the Licensed Product for the EU Market in light of the overall business case with respect to the Licensed Product in the EU Market, taking into account relevant commercial factors, including the additional time and Development costs required to obtain or maintain Regulatory Approval in the EU Market, the product profile, the competitiveness of the marketplace and the proprietary position of the Licensed Product and other commercial factors customarily considered in a business case analysis (e.g., forecasted sales volumes, net selling price per unit, cost of goods per unit, commercialization costs and other data indicating anticipated revenues in the EU Market, as applicable).
1.36.“Competing Product” means any agent intended to neutralize, abrogate or reverse the antiplatelet activity of the Ticagrelor Compound, including any anti-ticagrelor antibody or antibody fragment.
1.37.“Conditional Regulatory Approvals” means conditional Regulatory Approval of the Licensed Product that is subject to any specific obligations as set forth in the Commission Regulation (EC) No 507/2006 or its equivalent in the UK.
1.38.“Confidential Information” has the meaning set forth in Section 7.1.
1.39.“Control” means, with respect to any item of Information, Regulatory Documentation, Technical Documentation, material, Patent or other intellectual property right, and subject to Section 11.3, possession by a Person of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by virtue of any license granted to a Party pursuant to this Agreement), to grant a license, sublicense or other right (including the right to reference to Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.
1.40.“Development” means, in respect of a Licensed Compound or Licensed Product, all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, qualification and validation, quality assurance/quality control, clinical studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such Licensed Compound or Licensed Product. When used as a verb, “Develop” means to engage in Development. For clarity, Development (a) does not include Manufacturing or any activities provided in support thereof; and (b) in respect of Licensor, includes the activities set out in Section 4.3.1 (a), and in respect of Licensee, includes the activities set out in Section 4.3.1(b) and Section 4.3.2.
1.41.“Development Plan” means the written plan for the Development of the Licensed Product, which has been agreed by SFJ and Licensor and a copy of which is set out in Schedule 1.41, and which will be subject to amendment as set forth in Section 4.2.6.

1.42.“Dispute” has the meaning set forth in Section 11.6.1.
1.43.“Dispute Auditor” has the meaning set forth in Section 5.10.
1.44.“Distributor” means a Third Party distributor of Licensed Product appointed or contracted by Licensee or any of its Affiliates or any of its or their respective Sublicensees in a particular country of the Territory, in circumstances where such Third Party purchases its requirements of Licensed Product from Licensee or its Affiliates or any of its or their respective Sublicensees, which Third Party distributor either: (a) has no royalty or other payment obligation to Licensee or any of its Affiliates or any of its or their respective Sublicensees that is calculated based on amounts invoiced or received by or on behalf of such Third Party distributor (or any of its Affiliates) for sales of Licensed Product in such country; or (b) does not take title to Licensed Product, does not invoice Licensed Product sales to Third Party customers in such country, and is responsible only for inventory management and distribution on behalf of Licensee or any of its Affiliates or any of its or their respective Sublicensees in such country.
1.45.“Dollars” or “$” means United States Dollars.
1.46.“Drug Approval Application” means a BLA or any corresponding foreign application in the Territory, including, with respect to a country in the European Union, a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition, decentralized approval procedure or any other national approval.
1.47.“Effective Date” has the meaning set forth in the preamble hereto.
1.48.“EMA” means the European Medicines Agency and any successor agency thereto.
1.49. “EU Market” means all countries in the European Union taken as a whole.
1.50.“European Union” or “EU” means the economic, scientific and political organization of European Union member states as it may be constituted from time to time, specifically including any territory that is a European Union member state as of the Effective Date, whether or not such territory is a participating member as of the applicable time.
1.51.“Euro” or “€” means Euro, the official currency of the Eurozone.
1.52.“Excluded Compound” means any anti-ticagrelor antibody or antibody fragment other than the Licensed Compound.
1.53.“Exclusive Period” means (a) in the case of [***], the period of [***], and (b) in the case of [***], the period of [***].
1.54.“Exercise Notice” has the meaning set forth in Section 3.3.3(d).

1.55. “Exploit” means, in respect of a compound or product, to use, sell, have sold or offer for sale, including to develop (including Develop), make, have made, manufacture, (including Manufacture and have Manufactured), commercialize (including Commercialize), register, hold or keep (whether for disposal or otherwise), have used, import, export, transport, distribute, promote, market or have sold or otherwise dispose of such compound or product. “Exploitation” means the act of Exploiting a compound or product.
1.56.“FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.57.“FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.58.“Field” means any use or purpose, including the treatment, palliation, diagnosis or prevention of any human disorder or condition.
1.59.“[***]” has the meaning set forth in Section 5.2.2.
1.60. “First Commercial Sale” means, with respect to a Licensed Product and a country in the Territory, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after approval of a Drug Approval Application for such Licensed Product has been obtained in such country.
1.61.“GAAP” means, with respect to a Party or its Affiliates or its or their sublicensees, United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as such Party, Affiliates or its or their sublicense adopts, in each case, consistently applied.
1.62.“Generic Ticagrelor Product” means an oral formulation of the Ticagrelor Compound that is (a) sold, offered for sale or distributed under: (i)  in the EU, a marketing authorization for a generic medicinal product granted in accordance with Article 10 of Directive 2001/83/EC or (ii) in any other country or jurisdiction, an equivalent of provisions set forth in clause (i) and (b) approved in the applicable country or jurisdiction for at least one of the indications for which the AstraZeneca Product is approved in such country or jurisdiction. For purposes of this definition, references to AstraZeneca Product exclude Generic Ticagrelor Products.
1.63.“Global Commercial Viability Issue” means, with respect to the Licensed Product, that a Commercial Viability Issue exists in both the United States and the EU Market.
1.64.“Global Safety/Efficacy Issue” has the meaning set forth in Section 1.136.
1.65.“Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.66.“IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.67.“Improvements” means a new improvement, modification or development, whether patentable or not, of [***].
1.68.“Indemnification Claim Notice” has the meaning set forth in Section 9.3.1.
1.69.“Indemnified Party” has the meaning set forth in Section 9.3.1.
1.70.“Independent Expert” has the meaning set forth in Section 10.2.3(c).
1.71.“Indication” means the diagnosis, treatment or prevention of a discrete, clinically recognized form of disease, condition or circumstance. For clarity, treatment of different subpopulations within a population of patients having a disease, condition or circumstance shall not be treated as separate Indications for the purposes of this Agreement (e.g. front-line treatment, relapsed refractory treatment and maintenance treatment of the same disease, condition or circumstance shall not be considered different Indications).
1.72.“Information” means technical or scientific know-how, trade secrets, methods, processes, formulae, designs, specifications and data, including: biological, chemical, pharmacological, toxicological, pre-clinical, clinical, safety, manufacturing and quality control data and assays; in each case, whether or not confidential, proprietary, patented or patentable.
1.73.“Infringement” has the meaning set forth in Section 6.3.1.
1.74.“Invention” means any invention, whether or not patentable, made, conceived, generated or reduced to practice in the course or as a result of the conduct of activities conducted pursuant to this Agreement ([***]).
1.75.“Knowledge” means, with respect to Licensor, the actual knowledge, without any duty to conduct any investigation, with respect to such facts and information of the following: (a) Licensor’s patent attorney who, as of the Effective Date, is engaged in the development program with respect to MEDI2452 and (b) Licensor’s Vice President and Head of Legal.
1.76.“Licensed Compound” means the anti-ticagrelor antibody fragment product known as bentracimab (also known as PB2452 or MEDI2452), as further defined by the protein sequence set forth in Schedule 1.76, excluding Excluded Compound.
1.77.“Licensed Know-How” means the Information Controlled by Licensor and its Affiliates as of the Effective Date or at any time during the Term that is necessary for the Development, Manufacture (only to the extent permitted under the Supply Agreement) or

Commercialization of the Licensed Compound or Licensed Product in the Field in the Territory, including the Technical Documentation, but excluding any AstraZeneca Product Know-How (whether or not included or disclosed in Information set forth on Schedule 1.77 or provided by Licensor to Licensee hereunder). For clarity, Licensed Know-How excludes any research, discovery or development tools or technology, including Information with respect to any such research, discovery or development tools or technology used by MedImmune in relation to (a) the Licensed Compound; or (b) any other anti-ticagrelor antibody or antibody fragment that is covered or claimed by the Licensed Patents.
1.78.“Licensed Patents” means (a) all Patents in the Territory that are Controlled by Licensor and its Affiliates as of the Effective Date or at any time during the Term that claim the Licensed Compound or Licensed Product; and (b) any Patents filed with MedImmune’s consent pursuant to the last two sentences of Section 6.1.2, but in each case excluding any AstraZeneca Product Patents. Licensed Patents existing as of the Effective Date are set forth on Schedule 1.78.
1.79.“Licensed Product” means any product that is comprised of or contains a Licensed Compound, alone or in combination with one (1) or more other active ingredients (other than any active ingredient that is proprietary to Licensor but is not a Licensed Compound), in any and all forms, presentations, dosages and formulations.
1.80.“Licensed Product Agreement” means, with respect to a Licensed Product, any agreement entered into by and between Licensee or any of its Affiliates or its or their Sublicensees, on the one hand, and one (1) or more Third Parties, on the other hand, relating to the Development or Commercialization of such Licensed Product in the Field in the Territory, including (a) any agreement pursuant to which Licensee, its Affiliates or its or their Sublicensees receives any license or other rights to Develop or Commercialize such Licensed Product; (b) clinical trial agreements with respect to such Licensed Product, (c) contract research organization agreements relating to such Licensed Product, and (d) service agreements relating to such Licensed Product.
1.81.“Licensed Trademarks” means any Trademarks that are Controlled by Licensor and its Affiliates as of the Effective Date or at any time during the Term and used by Licensor or its Affiliates in connection with the Commercialization of the Licensed Product.
1.82.“Licensee” has the meaning set forth in the preamble hereto.
1.83.“Licensee Corporate Names” means the Trademarks, names and logos of Licensee identified on Schedule 1.83 and such other Trademarks, names and logos as Licensee may designate in writing from time to time.
1.84.“Licensee Indemnitees” has the meaning set forth in Section 9.2.
1.85.“Licensee Know-How” means [***]:
(a)all Information relating to [***]; and

(b)without limitation to clause (a), all Information relating to [***] that (i) [***] or (ii) both (A) [***] and (B) [***];
but excluding in each case ((a) and (b)) Licensed Know-How, Licensed Patents, AstraZeneca Product Know-How, and any Information to the extent covered or claimed by the Licensed Patents.
1.86.“Licensee Improvements” means Licensee Patents and Licensee Know-How.
1.87.“Licensee Patents” means [***]:
(a)all Patents relating to [***]; and
(b)without limitation to clause (a), any Patent relating to [***];
but excluding in each case ((a) and (b)) Licensed Know-How, Licensed Patents and AstraZeneca Product Patents.
1.88.“Licensee Pharmacovigilance Agreement” has the meaning set forth in Section 4.3.6(b).
1.89.“Licensee Regulatory Documentation” means Regulatory Documentation Controlled by Licensee or any of its Affiliates with respect to a Licensed Compound or a Licensed Product at any time during the Term.
1.90.“Licensor Corporate Names” means the Trademarks, names and logos of Licensor identified on Schedule 1.90 and such other Trademarks, names and logos as Licensor may designate by notice in writing to Licensee from time to time.
1.91.“Licensor Improvements” has the meaning set forth in Section 6.1.5
1.92.“[***]” has the meaning set forth in Section 6.1.5(c).
1.93.“[***]” has the meaning set forth in Section 6.1.5(d).
1.94.“[***]” has the meaning set forth in Section 6.1.5(e).
1.95.“[***]” has the meaning set forth in Section 6.1.5.
1.96.“[***]” has the meaning set forth in Section 6.1.5(d).
1.97.“Licensor Indemnitees” has the meaning set forth in Section 9.1.
1.98. “Losses” has the meaning set forth in Section 9.1.
1.99.“Manufacture” and “Manufacturing” means, in respect of a Licensed Compound or Licensed Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of such Licensed Compound or

Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.
1.100.“Market” means (i) the EU Market; and/or (ii) all the other countries in the Territory that are outside the EU Market.
1.101.“Market-Specific Safety/Efficacy Issue” has the meaning set forth in Section 1.136.
1.102.“Material Anti-Corruption Law Violation” means a violation by a Party or its Affiliate of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known, have a material adverse effect on the other Party or its Affiliate because of its relationship with such Party.
1.103.“MedImmune” means MedImmune Limited, the upstream licensor of Licensee pursuant to the MedImmune License.
1.104.“MedImmune Corporate Names” means the Trademarks, names and logos of MedImmune identified on Schedule 1.111.98 of the MedImmune License (which is reproduced as Schedule 1.104 of this Agreement) and such other Trademarks, names and logos as MedImmune may designate in writing from time to time pursuant to the MedImmune License.
1.105.“MedImmune License” has the meaning set forth in the preamble hereto.
1.106.“MedImmune Pharmacovigilance Agreement” means that certain pharmacovigilance agreement dated March 23, 2018 entered into between MedImmune and Licensor regarding the exchange of safety information with respect to the Licensed Product and AstraZeneca Product.
1.107.“Negotiation Period” has the meaning set forth in Section 3.3.3(e).
1.108. “Net Sales” means, with respect to a Licensed Product for any period, the gross amount invoiced by Licensee, its Affiliates or its or their Sublicensees (each, a “Selling Party”) to Third Parties (including Distributors) for the sale of a Licensed Product (“Invoiced Sales”) after deduction for:
1.108.1.[***];
1.108.2.[***];
1.108.3.[***];
1.108.4.[***];
1.108.5.[***];

1.108.6.[***]; and
1.108.7.[***];
provided that, in each case, 1.108.1 through 1.108.7, (a) each such deduction is calculated in a manner consistent with Licensee’s customary practice for pharmaceutical products and consistent with GAAP, (b) each such deduction is directly allocable or apportioned on a good faith and fair basis to Licensed Product, and (c) no amount is deducted more than once.
Any of the deductions listed above that involves a payment by a Selling Party shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such Selling Party. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced. Sale of a Licensed Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (including Distributors) for use or consumption by the end user shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale of such Licensed Product to a Third Party (including Distributors) is included in the computation of Net Sales. In addition, transfers or dispositions of Licensed Product as free promotional samples in commercially reasonable amounts, consistent with prevailing pharmaceutical industry standards, or in any patient assistance, test marketing program, named-patient program or compassionate use program (so long as such Licensed Product are provided without charge) and Licensed Product donated to non-profit institutions or government agencies, or used in research, development or regulatory activities, including, without limitation, clinical trials, shall be disregarded in determining Net Sales.
    In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product for the purpose of determining royalties due hereunder shall be calculated as follows:
(a)where both such Licensed Product containing the applicable Licensed Compound as its sole active pharmaceutical ingredient (“Single-Agent Product”) and product containing only the Other Active(s) in such Combination Product as active pharmaceutical ingredients are sold separately in such country, with respect to a Calendar Quarter, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country during such Calendar Quarter calculated pursuant to the foregoing definition of “Net Sales” by [***]; provided that the invoice price in a country for each Single-Agent Product that contains only the Licensed Compound(s) and each product that contains solely the Other Active(s) included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency;
(b)if the Single-Agent Product is sold in such country, but none of the Other Active(s) is sold separately in such country, with respect to a Calendar Quarter, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country during such Calendar Quarter calculated pursuant to the foregoing definition of “Net Sales” by [***];
(c)if no Single-Agent Product is sold in such country, but product containing the Other Active(s) in such Combination Product are sold separately in such country, with respect to a Calendar Quarter, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country during such Calendar Quarter calculated pursuant to the foregoing definition of “Net Sales” by [***]; and
(d)if neither Single-Agent Product nor product containing the Other Active(s) in such Combination Product as its sole active ingredient(s) is sold separately in such country, the Parties [***].
    In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements [***]; provided that (a) any such allocation to a Licensed Product shall be done in accordance with Applicable Law, including any price reporting laws, rules and regulations and (b) subject to clause (a), all such rebates, discounts and other forms of reimbursements [***].
Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates or its or their Sublicensees, which must be in accordance with GAAP.
1.109.“Non-Breaching Party” has the meaning set forth in Section 10.2.1(a).
1.110.“Notice Period” means the Section 10.2.1(a) Notice Period or the Section 10.2.1(b) Notice Period, as applicable.
1.111.“Option” has the meaning set forth in Section 3.3.3.
1.112.“Option Period” has the meaning set forth in Section 3.3.3(d).
1.113.“Other Active” means any active pharmaceutical ingredient contained in a Combination Product that is not a Licensed Compound.
1.114.“Other Adverse Event” has the meaning set forth in Section 4.3.6(i).
1.115.“Party” and “Parties” have the meaning set forth in the preamble hereto.
1.116.“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued examination applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.117.“Payment” has the meaning set forth in Section 5.6.1.
1.118.“Permitted Competing Product” has the meaning set forth in Section 11.4.
1.119.“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.120.“Phase III Clinical Trial” means, with respect to the Licensed Product, a human clinical trial that would satisfy the definition of “Phase 3” set forth in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), regardless of where such trial is conducted.
1.121.“PHSA” means the Public Health Service Act as set forth at 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.122.“Product Labeling” means, with respect to a Licensed Product in a country in the Territory, (a) the Regulatory Authority-approved full prescribing information for such Licensed Product for such country, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Licensed Product in such country.
1.123.“Product Positioning Principles” have the meaning set forth in Section 4.8.
1.124. “Promotional Materials” means all written, printed, electronic or graphic material created, utilized or distributed by Licensee or any of its Affiliates or its or their Sublicensees or Third Party contractors for the promotion, sale or marketing of Licensed Product.
1.125.“Proposed Activities” has the meaning set forth in Section 3.3.
1.126. “Redacted Agreement” has the meaning set forth in Section 7.2.7.
1.127.“Regulator-Requested Trial” means any clinical trial that EMA and/or UK MHRA requires Licensor to conduct in the Territory with respect to the Licensed Product, which is subsequent or ancillary to, or in conjunction with, the Phase III Clinical Trial as a condition of the grant by both EMA and UK MHRA of an Unconditional Regulatory Approval.
1.128.“Regulatory Approval” means, with respect to a particular Licensed Product and a particular country in the Territory, any and all approvals (including approvals of Drug Approval Applications, Unconditional Regulatory Approvals or Conditional Regulatory Approvals), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market such Licensed Product in such country.
1.129.“Regulatory Assignment Date” means the date on which the Assigned Regulatory Documentation is assigned by Licensor to Licensee in accordance with Section 4.2.4.
1.130. “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of any Licensed Compound or Licensed Product in the Territory, including the EMA in the European Union and the UK MHRA.
1.131.“Regulatory Documentation” means: all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) pre-clinical, clinical and other data contained or relied upon in any of the foregoing; in each case ((a), (b) and (c)) relating to any Licensed Compound or Licensed Product.
1.132.“Regulatory Documentation Assignment Date” has the meaning set forth in Section 4.3.1(a).
1.133. “Regulatory Exclusivity Period” means, with respect to a Licensed Product in a country in the Territory, any period of exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country.
1.134.“Representatives” has the meaning set forth in Section 8.4.
1.135.“Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest to occur of (a) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country, (b) the expiration of the last-to-expire Licensed Patent covering the manufacture, use or sale of such Licensed Product in such country, and (c) the expiration of Regulatory Exclusivity Period, if any, for such Licensed Product in such country.

1.136.“Safety/Efficacy Issue” means, with respect to a Licensed Product: (a) a Regulatory Authority or safety data review board for the clinical trials of such Licensed Product has required (i) termination or suspension of all clinical trials of such Licensed Product in a country due to safety issues or (ii) following approval of a Drug Approval Application for a Licensed Product in a country, a Regulatory Authority withdraws such approval in such country due to safety issues, in each case ((i) and (ii)) for reasons related to a Licensed Compound and not, for example, due to Other Actives contained in such Licensed Product or to Manufacturing-related deficiencies or defects (in either case ((i) or (ii)), a “Market-Specific Safety/Efficacy Issue” with respect to the applicable country); or (b) it is reasonably determined that (i) the medical risk/benefit of such Licensed Product is so unfavorable that it would be incompatible with the welfare of patients to Develop or Commercialize (or to continue to Develop or Commercialize) such Licensed Product or (ii) the efficacy of such Licensed Product, as evidenced by the ability of a Licensed Compound to bind to or inactivate antiplatelet efficacy of the Ticagrelor Compound or its active metabolite, is so minimal that it would not be commercially reasonable to continue to Develop such Licensed Product, in each case ((i) and (ii)) for reasons related to a Licensed Compound and not, for example, due to Other Actives contained in such Licensed Product or to Manufacturing-related deficiencies or defects (in either case ((i) or (ii)), a “Global Safety/Efficacy Issue”).
1.137.“Sale Transaction” has the meaning set forth in Section 11.3.1.
1.138.“Section 10.2.1(a) Notice Period” has the meaning set forth in Section 10.2.1(a).
1.139.“Section 10.2.1(a) Termination Notice” has the meaning set forth in Section 10.2.1(a).
1.140.“Section 10.2.1(b) Notice Period” has the meaning set forth in Section 10.2.1(b).
1.141.“Section 10.2.1(b) Termination Notice” has the meaning set forth in Section 10.2.1(b).
1.142.“Section 10.2.3 Matter” has the meaning set forth in Section 10.2.3(a).
1.143.“Senior Officer” means, with respect to each of Licensor and Licensee, its respective Chief Executive Officer.
1.144.“Serious Adverse Event” has the meaning set forth in Section 4.3.6(h).
1.145.“SFJ” means SFJ Pharmaceuticals X, Limited.
1.146.“SFJ Agreement” has the meaning set forth in the preamble hereto.
1.147.“SFJ Pharmacovigilance Agreement” means that certain pharmacovigilance agreement dated March 20, 2020 entered into between SFJ and Licensor regarding the exchange of safety information with respect to the Licensed Product and AstraZeneca Product.
1.148.“Spontaneous Adverse Event” has the meaning set forth in Section 4.3.6(f).

1.149.“Strategic Transaction” has the meaning set forth in Section 11.4.
1.150.“Sublicense” means a sublicense under the grants in Section 2.1.
1.151.“Sublicensee” means a Third Party that is granted a Sublicense, but excluding any Distributor.
1.152.“Supply Agreement” has the meaning set forth in Section 4.1.2.
1.153.“Supply Effective Date” means the date on which the first Licensed Product is supplied by Licensor to Licensee pursuant to the Supply Agreement.
1.154.“Surgical Use Indication” means the Indication for the Licensed Product for the reversal of the antiplatelet effects of ticagrelor in patients requiring urgent surgery or an invasive procedure.
1.155.“Technical Documentation” means technical documents, pharmacovigilance database and regulatory documentation (including, without limitation, the Assigned Regulatory Documentation, clinical and non-clinical data associated with the Licensed Compound and Licensed Product) as necessary to Develop, use, seek Regulatory Approval, sell, have sold, offer for sale and import the Licensed Product in the Field in the Territory.
1.156.“Term” has the meaning set forth in Section 10.1.
1.157.“Terminated Territory” means each country or Market with respect to which this Agreement is terminated by Licensor pursuant to Section 10.2.1(b) or by Licensee pursuant to Section 10.2.3(d)(i), Section 10.2.3(d)(iii) or Section 10.2.4, or if this Agreement is terminated in its entirety, the entire Territory.
1.158.“Termination Notice” means the Section 10.2.1(a) Termination Notice or the Section 10.2.1(b) Termination Notice, as applicable.
1.159.“Territory” means the following countries and jurisdictions: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain Sweden, Iceland, Liechtenstein, Norway (including any other countries and jurisdictions that may join from time to time the European Union and/or the European Economic Area unless the extension of the Territory to any such country or jurisdiction conflicts with any Third Party agreements entered into by Licensor at the time such country joins the European Union and/or the European Economic Area), the United Kingdom (“UK”), Switzerland, Albania, Andorra, Bosnia and Herzegovina, Kosovo, Monaco, Moldavia, Montenegro, North Macedonia, Republic of San Marino, Serbia, State of Vatican City, Russia, Ukraine, Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, and Uzbekistan, other than the Terminated Territory.
1.160.“Third Party” means any Person other than Licensor, Licensee and their respective Affiliates.

1.161.“Third Party Acquirer” has the meaning set forth in Section 11.3.1.
1.162.“Third Party Claims” has the meaning set forth in Section 9.1.
1.163.“Third Party Infringement Claim” has the meaning set forth in Section 6.4.
1.164.“Third Party Trademark Infringement” has the meaning set forth in Section 6.6.4.
1.165.“Third Party Trademark Claim” has the meaning set forth in Section 6.6.5.
1.166.“Ticagrelor Compound” means (1S,2S,3R,5S)-3-[7-{[(1R,2S)-2-(3,4-difluorophenyl)cyclopropyl]amino}-5-(propylthio)-3H-[1,2,3]-triazolo[4,5-d]pyrimidin-3-yl]-5-(2-hydroxyethoxy)cyclopentane-1,2-diol.
1.167.“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.168.“Unconditional Regulatory Approval” means unconditional Regulatory Approval of the Licensed Product that is not subject to any specific obligations as set forth in the Commission Regulation (EC) No 507/2006) (or its equivalent in the UK). The Unconditional Regulatory Approval shall include, for example, a standard marketing authorization from the EMA or its equivalent in the UK.
1.169.“UK MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom and any successor agency thereto.
1.170.“Upstream Agreements” means the MedImmune License, the SFJ Agreement and the Wacker License.
1.171.“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.172.“Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been intentionally abandoned without the possibility of reinstatement and that has been pending for less than seven (7) years from the filing date from which such claim takes priority. If a claim of a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.
1.173.“VAT” has the meaning set forth in Section 5.6.3.
1.174.“Wacker AG” means Wacker Chemie AG, a German corporation, which is the parent company of Wacker Biotech.
1.175.“Wacker Biotech” means Wacker Biotech GmbH, a German corporation.
1.176.“Wacker License” means that certain license agreement between Licensor and Wacker Biotech, dated April 1, 2019 as amended by a letter dated February 6, 2020.
1.177.“Wacker Technology” means the technology, the modified E. coli K-12 strain and certain deliverables licensed to Licensor by Wacker Biotech pursuant to the Wacker License.
1.178.“Withholding Taxes” has the meaning set forth in Section 5.6.1.
ARTICLE 2
GRANT OF RIGHTS
2.1.Grants to Licensee. Subject to Sections 2.3, 2.4, and 2.8 and the other terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, (including with regard to Licensor and its Affiliates), royalty-bearing license (including right of reference pursuant to Section 4.3.4 (b)), with the right to grant sublicenses in accordance with Section 2.3, under the Licensed Know-How and Licensed Patents, solely to Develop, use, sell, offer for sale, import and otherwise Commercialize the Licensed Compounds, Licensed Product and, [***]. Subject to the terms of the Supply Agreement, the foregoing license excludes any license or right for Licensee to Manufacture the Licensed Compound and/or Licensed Product, and Licensee shall purchase from Licensor all of Licensee’s (including its Affiliates’ and Sublicensees’) requirements of the Licensed Compound and/or Licensed Product for Development and Commercialization in the Field in the Territory pursuant to the Supply Agreement.
2.2.Grants to Licensor. Subject to terms and conditions of this Agreement, Licensee hereby grants to Licensor and its Affiliates a non-exclusive, royalty-free, irrevocable license (including a right of reference, pursuant to Section 4.3.4(a)), with the right to grant sublicenses through multiple tiers of sublicensees and further rights of reference under Licensee Know-How, Licensee Patents, Assigned Regulatory Documentation and Licensee Regulatory Documentation: (a) to Exploit the AstraZeneca Product and any AstraZeneca Product Improvements anywhere in the world; (b) to perform or exercise Licensor’s obligations or rights under this Agreement anywhere in the world; (c) to Exploit the Licensed Compound and Licensed Product outside the Territory; and (d) to Manufacture the Licensed Compound and Licensed Product anywhere in the world.

2.3.Sublicenses.
2.3.1.In General. Except as set out below, Licensee shall have the right to grant Sublicenses (or further rights of reference), through multiple tiers of Sublicensees, under the license granted in Section 2.1 (including rights of reference) and Section 2.7, to its Affiliates and Third Parties; provided that (i) any Sublicenses shall be consistent in all material respects with, and expressly made subject to, the terms and conditions of this Agreement and (to the extent applicable) the Wacker License; and (ii) any Sublicenses (or further rights of reference) under the license granted in Section 2.1 that relate to the Wacker Technology (including rights of reference) is subject to Wacker Biotech’s prior written approval in accordance with the Wacker License; provided, however, that the Parties acknowledge that the appointment by Licensee of a distributor for any of the countries in the Territory will not constitute the grant of a sublicense provided that the distribution agreement is for the resale of the Licensed Products and does not include the grant of a license by Licensee to the distributor under the Licensed Know-How or Licensed Patents. Licensee shall cause each of its Affiliates and Sublicensees to comply with the applicable terms and conditions of this Agreement to the same extent as applicable to Licensee hereunder (in each case, regardless of whether a particular term or condition of this Agreement makes express reference to its Affiliates or Sublicensees), including, for clarity, Sections 2.5.1 and 2.5.2 (Exclusivity), Section 4.4.5 (Commercialization Strategy), Section 4.4.6 (Promotional Materials), Section 4.4.6 (Commercialization Disputes), Section 6.1.2 (AstraZeneca Product IP), Section 6.1.8 (Assignment Obligation), Section 7.4 (Public Announcements), Section 7.5 (Publications), Section 10.4.2 (Effect of Termination in its Entirety) and Section 10.4.3 (Effect of Termination in a Terminated Territory). Licensee hereby (a) guarantees the performance of its Affiliates and Sublicensees and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Affiliate or Sublicensee, and (b) waives any requirement that Licensor exhaust any right, power or remedy, or proceed against any Affiliate or Sublicensee for any obligation or performance under this Agreement prior to proceeding directly against Licensee. A copy of any sublicense agreement executed by Licensee pursuant to which Licensee sublicenses any license or rights of reference granted hereunder shall be provided to Licensor within ten (10) Business Days after its execution; provided that the terms of any such sublicense agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted.
2.4.Retention of Rights; Limitations Applicable to License Grants.
2.4.1.Retained Rights of Licensor. Notwithstanding anything to the contrary in this Agreement and without limiting any rights granted or reserved to Licensor pursuant to any other term or condition of this Agreement, Licensor hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) the exclusive right under the Licensed Know-How and Licensed Patents, in each case for Licensor and its Affiliates (and in the case of (b) below, for MedImmune and its Affiliates) to (a) perform Licensor’s obligations and to exercise their respective rights under this Agreement, including the Development of the Licensed Product in the Field in the Territory pursuant to Section 4.2.1, as necessary for Licensor to prepare and file the Drug Approval Applications with the EMA and the UK MHRA pursuant to Section 4.3.1(a), (b) Exploit the AstraZeneca Product in any field (including the Field) anywhere in the world and (c) subject to Section 2.5, Exploit any compound or product other than any Licensed Compound or Licensed Product anywhere in the world, (d) Exploit the Licensed Compound and Licensed Product outside the Territory; and (e) Manufacture the Licensed Compound and Licensed Product anywhere in the world.
2.4.2.No Other Rights Granted by Licensor. Except as expressly provided herein, Licensor grants no other right or license, including any rights or licenses to the Licensed Know-How, the Licensed Patents, Licensed Trademark, Licensor Improvements, the Licensor Corporate Names, the MedImmune Corporate Names, or any other Patent, Trademark or other intellectual property rights not otherwise expressly granted herein. Without limitation to the foregoing, the Parties agree that the rights and licenses granted to Licensee under this Agreement do not include rights or licenses to develop, manufacture or commercialize, or otherwise Exploit, the Ticagrelor Compound or any AstraZeneca Product for any purpose.
2.4.3.No Other Rights Granted by Licensee. Except as expressly provided herein, Licensee grants no other right or license, including any rights or licenses to the Licensee Know-How, Licensee Patents, Licensee Improvements, Assigned Regulatory Documentation, the Licensee Regulatory Documentation or any other Patent, Trademark or other intellectual property rights not otherwise expressly granted herein.
2.5.Licensed Product Exclusivity.
2.5.1.Exclusivity Commitment of Licensee. During the applicable Exclusive Period, Licensee shall not, and shall cause its Affiliates and Sublicensees not to, either by itself or through a Third Party, conduct human clinical trials of, or sell, offer for sale or have sold in the Territory:
(a)any Competing Product (other than a Licensed Compound or Licensed Product) alone or in combination (whether fixed dose or co-packaged) with one (1) or more other active ingredients;
(b)any combination (whether fixed dose or co-packaged) with one (1) or more other active ingredients of Licensed Compound or Licensed Product and a Competing Product;
(c)any agent that is intended as an antidote to, or is intended to neutralize, abrogate or reverse the antiplatelet activity of, (i) any Brilinta Competing Product alone or in combination (whether fixed dose or co-packaged) with one (1) or more other active ingredients or (ii) both the Ticagrelor Compound and a Brilinta Competing Product;

(d)without limitation to the foregoing, any agent with dual activity as (i) an antidote to, or for use as an agent to neutralize, abrogate or reverse the antiplatelet activity of, the Ticagrelor Compound and (ii) an antidote to, or for use as an agent to neutralize, abrogate or reverse the antiplatelet activity of, any Brilinta Competing Product; or
(e)any Brilinta Competing Product.
2.5.2.Additional Exclusivity Commitment of Licensee. During the Term, none of Licensee, any of its Affiliates or its or their successors or any Sublicensee, directly or indirectly shall Exploit any Excluded Compound or any product containing an Excluded Compound in the Territory. In the event of Licensee’s breach of this Section 2.5.2, without limitation to any claim for damages or other right or remedy of Licensor hereunder or at law or in equity, Licensee shall pay to Licensor, in relation to any such Excluded Compound and any product containing an Excluded Compound or any Exploitation thereof, an amount equal to the milestones and royalties that would have otherwise been payable pursuant to Article 5 of this Agreement as if such Excluded Compound or product was a Licensed Product hereunder and thereunder. For clarity, nothing contained herein is intended to imply, and shall not be construed, to grant to Licensee any license rights to Exploit any Excluded Compound or use any Licensed Compound for any purpose in connection with any product other than a Licensed Product.
2.6.Exclusivity Commitment of Licensor. Subject to Section 4.2.2 and Sections 11.3 and 11.5 or as otherwise expressly provided in this Agreement, during the applicable Exclusive Period, Licensor shall not, and shall cause its Affiliates not to, either by itself or through a Third Party, conduct human clinical trials of, or sell, offer for sale or have sold, or otherwise commercialize any Competing Product in the Territory. Notwithstanding the foregoing, (a) nothing herein is intended to prevent, or shall be construed as preventing, Licensor, MedImmune, or their respective Affiliates from performing their regulatory obligations with respect to the AstraZeneca Product and (b) if with respect to any country, (i) in order to obtain or maintain regulatory approval for the AstraZeneca Product in such country a Regulatory Authority requires that a product that acts as an antidote to, or neutralizes, abrogates or reverses the antiplatelet activity of the Ticagrelor Compound be developed or commercialized in such country, and (ii) Licensee is not actively Developing the Licensed Product in such country, then Licensor, MedImmune or their respective Affiliate shall be permitted to conduct human clinical trials for, and sell, offer for sale and have sold, a Competing Product in such country unless Licensee can reasonably demonstrate that Licensee (x) is continuing to Develop, and (y) has used and is continuing to use Commercially Reasonable Efforts to Develop, in each case ((x) and (y)) a Licensed Compound and a Licensed Product for such country, including taking all necessary steps to obtain and maintain Regulatory Approval with respect to such Licensed Product in such country.
2.7.Trademark License. Subject to Sections 2.3, 2.4, 2.7, 2.8, 2.9 and the other terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive

(including with regard to Licensor and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.3, under the Licensed Trademarks solely to Develop, use, sell, offer for sale, import and otherwise Commercialize or Manufacture (solely to the extent permitted under the Supply Agreement), the Licensed Compounds and Licensed Product in the Field in the Territory and for no other purpose. No royalties or other payments in addition to those set forth in Article 5 shall be due by Licensee in respect of its license under the Licensed Trademarks granted pursuant to this Section 2.7.
2.8.Upstream Agreements. The Parties acknowledge and agree that:
(a)Licensor obtained the right to certain Licensed Know-How, Licensed Patents and Licensed Trademarks from MedImmune under the MedImmune License;
(b)the licenses granted to Licensee under this Agreement under such Licensed Know-How, Licensed Patents and Licensed Trademarks constitute the grant of sublicenses under the MedImmune License;
(c)Licensor is a party to the SFJ Agreement which provides for SFJ to provide, among the other things, certain funding to Licensor for the Development of the Licensed Compound and Licensed Product and grants SFJ certain rights regarding the Development of the Licensed Compound and Licensed Product;
(d)Licensor sources certain strains and other technology from Wacker as required for the Manufacture of the Licensed Compound and Licensed Product;
(e)Licensee shall not take or fail to take any action in breach of this Agreement that would cause Licensor to be in breach of any Upstream Agreement;
(f)Licensor shall, on reasonable request from Licensee, provide Licensee with guidance and reasonable assistance in interpreting the Upstream Agreements;
(g)Licensor shall not make any changes to any terms and conditions of any Upstream Agreement that would materially and adversely affect the rights and obligations of Licensee under this Agreement, without the prior written consent of Licensee, which shall not be unreasonably withheld;
(h)Licensor shall provide Licensee with a copy of any executed amendments to any Upstream Agreement that relate to the Territory or Licensee’s rights and obligations under this Agreement, which may be redacted as reasonably required by Licensor;
(i)in the event that the SFJ Agreement is terminated with the result that Licensor continues to Control the Licensed Compounds and Licensed Product, any reference in this Agreement to SFJ and/or SFJ Agreement shall be read and construed as deleted and any relevant provisions as no any longer applicable; and

(j)anything to the contrary in this Agreement notwithstanding, Licensor shall be solely responsible for all financial and payment obligations under any Upstream Agreement. For avoidance of doubt, Licensee shall not be responsible for any obligation or liability of Licensor under the Upstream Agreements (including any financial or payment obligations or liabilities), except if and to the extent any such Upstream Agreement is assigned or sublicensed to Licensee in accordance with, and subject to, (A) the Acknowledgement of Grant of a Sublicense by and among Licensor, Licensee and MedImmune, or (B) the SFJ Consent Agreement by and among Licensor, Licensee and SFJ, in each case entered into by the respective parties on or about the Effective Date.
2.9.Territory Restriction. Licensee hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Product, including via the internet or mail order, to any Third Party or address or internet protocol address or the like outside the Territory, or to any Third Party that Licensee, or any of its Affiliates or Sublicensees knows (or reasonably should be expected to know) has previously exported or is likely to export the Licensed Product outside the Territory. Licensee shall not engage, and shall ensure that its Affiliates and Sublicensees shall not engage, in any advertising or promotional activities relating to any Licensed Product directed primarily to customers or other buyers or users located in any country or jurisdiction outside the Territory, or solicit orders for the Licensed Product from any prospective customer or other buyer or user located in any country or jurisdiction outside the Territory. If Licensee or its Affiliates or Sublicensees receive any order for the Licensed Product from a prospective customer or other buyer or user located in a country or jurisdiction outside the Territory, Licensee shall immediately refer that order to Licensor and shall not accept any such orders, unless otherwise agreed between the Parties. Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, deliver or tender (or cause to be delivered or tendered) any Licensed Product outside the Territory.
ARTICLE 3
Governance
3.1.Alliance Managers. Each Party shall appoint an individual (each, an “Alliance Manager”) who shall oversee the contact between the Parties for all matters and shall have such other responsibilities as the Parties may agree in writing after the Effective Date. A Party may replace the individual serving as its Alliance Manager at any time by notice in writing to the other Party. The Alliance Managers shall work together to manage and facilitate communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.
3.2.Joint Steering Committee.
3.2.1.Formation. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to oversee the Development and Commercialization of the Licensed Product in the Field

in the Territory under this Agreement. Each Party shall appoint two (2) representatives to the JSC, each of whom shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives upon written notice to the other Party. Each Party shall appoint one of its JSC representatives to act as a co-chairperson of the JSC. The role of the chairpersons shall be to convene and preside at meetings of the JSC and to ensure the preparation of minutes, but the co-chairpersons shall have no additional powers or rights beyond those held by the other JSC representatives.
3.2.2.Role. The JSC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss the overall strategy for the Development and Commercialization of the Licensed Product in the Field in the Territory; (iii) review, discuss and approve the Development Plan and amendments thereto; (iv) review and discuss the Commercialization Plan and amendments thereto; (v) consider information provided by Licensor with respect to any issue relating to the Manufacturing and supply to Licensee of the Licensed Compound and/or Licensed Product for the Territory; (vi) discuss any issue relating to Manufacturing of the Licensed Compound and/or Licensed Product that may impact the ability of Licensor to Manufacture or supply the Licensed Compound and/or Licensed Product for the Territory in accordance with the Supply Agreement; (vii) on at least an annual basis, discuss the proposed Development activities that each Party is considering undertaking during the next year; (viii) discuss and consider any clinical study that either Party may be considering undertaking or that they are undertaking and that may occur both inside and outside the Territory, including, but not limited to, considering which Party will be responsible for such clinical study and appropriate sharing of the costs of such study; (ix) consider regulatory issues and medical affairs that relate to the Licensed Product both inside and outside the Territory; (x) establish joint subcommittees (such as Development subcommittee and Commercialization subcommittee) as necessary or advisable to further the purpose of this Agreement; (xi) consider any request from Licensee to undertake Improvements as further set out in Section 3.3; and (xii) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.
3.2.3.Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this Section 3.2 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.2.4.Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every calendar quarter. Each Party may call additional ad hoc JSC meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the JSC may be held in person, by audio or video teleconference as the Parties may agree. The co-chairpersons of the

JSC shall jointly prepare the agenda and minutes for each JSC meeting. Each Party shall be responsible for all of its own expenses of participating in the JSC meetings. No action taken at any JSC meeting shall be effective unless at least one representative of each Party is participating in such JSC meeting.
3.2.5.Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Subject to the foregoing, a representative of SFJ may attend at least one JSC meeting each year to discuss the Commercialization Plan pursuant to Section 4.4.4, provided that (i) any such representative of SFJ has a proven long-term experience with respect to the Commercialization in the Territory of pharmaceutical products, and (ii) such representative of SFJ has been previously approved by Licensee and Licensor (such approval by Licensee and Licensor not to be unreasonably withheld, conditioned or delayed), and the JSC shall consider in good faith any comment provided by such representative with respect to the Commercialization Plan.
3.2.6.Decision-Making. All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives having one vote between them. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within thirty (30) days after such matter was brought to the JSC for resolution, such matter shall be referred to the Chief Executive Officer of Licensor and the Chief Executive Officer of Licensee (the “Executive Officers”) for resolution. The Executive Officers shall promptly meet and use good faith efforts to resolve such matter. If the Executive Officers cannot resolve such matter within thirty (30) days after such matter has been referred to them, then [***], provided, however, that:
(a)[***];
(b)[***];
(c)[***];
(d)[***];
(e)[***];
(f)[***];
(g)[***]; and
(h)[***].

(i)For clarity, the JSC shall have no decision-making authority with respect to the Development of the Licensed Product (whether inside or outside the Territory) or Commercialization of the Licensed Product outside the Territory.
3.3.Licensee Improvements. If at any time Licensee wishes to undertake research and Development activities with the aim of generating any Improvements, Licensee shall first notify the JSC of such intention including reasonable details of its plans and the research and Development activities that it wishes to undertake (the “Proposed Activities”). The JSC shall, acting reasonably and in good faith, consider any request by Licensee to undertake the Proposed Activities and any decision of the JSC shall be undertaken in accordance with Section 3.2.
3.3.1.If the JSC agrees that the Licensee shall be permitted to undertake the Proposed Activities, [***].
(a)If Licensor [***].
(b)If Licensor [***].
3.3.2.If the JSC does not agree that Licensee shall be permitted to undertake the Proposed Activities, Licensee shall not undertake the Proposed Activities or any other research and development activities in respect of the Licensed Compounds or Licensed Product or generate any Licensee Improvements.
3.3.3.If the JSC agrees that Licensee can undertake the Proposed Activities [***]. The following provisions shall apply [***]:
(a)Licensee shall notify Licensor in writing of any significant Licensee Improvements developed and/or acquired by Licensee as a result of Licensee, its Affiliates, Sublicensees or their respective Third Party contractors undertaking the Proposed Activities, including reasonable details thereof.
(b)[***].
(c)[***].
(d)[***].
(e)[***].
(f)[***].
(g)[***]
(h)[***].
3.4.Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the JSC; or (b) subject to the performance by Licensor of the Development and regulatory activities undertaken pursuant to Sections 4.2.1 and 4.3.1(a), Licensor providing written notice to Licensee of its intention to disband and no longer participate in the JSC. Once the Parties mutually agree or Licensor has provided written notice, to disband the JSC, the JSC shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the contact persons for the exchange of information under this Agreement and reference to decisions of the JSC shall be read and construed as references to decisions between the Parties, subject to the same respective decision-making rights and limitations set forth in Section 3.2.6 and other terms and conditions of this Agreement.
ARTICLE 4
MANUFACTURING, DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES
4.1.Manufacturing.
4.1.1.Subject to the terms and conditions of the Supply Agreement:
(a)during the period of [***], Licensee shall purchase from Licensor, and Licensor shall Manufacture or have Manufactured and supply, all of Licensee’s and its Affiliates’ and Sublicensees’ requirements of the finished Licensed Product for Development and Commercialization use in the Field in the Territory;
(b)following the expiration of [***], Licensee shall purchase from Licensor at least [***] percent ([***]%) of Licensee’s and its Affiliates’ and Sublicensees’ requirements for the finished Licensed Product for Development and Commercialization use in the Field in the Territory, provided, however, that for the avoidance of doubt, (i) Licensee shall be entitled to order from Licensor one hundred percent (100%) of Licensee’s and its Affiliates’ and Sublicensees’ requirements for such Licensed Products during such period, and (ii) Licensor shall Manufacture or have Manufactured and supply, all of Licensee’s and its Affiliates’ and Sublicensees’ requirements of the finished Licensed Product for Development and Commercialization use in the Field in the Territory.
4.1.2.Within one hundred twenty (120) days after the Effective Date, the Parties shall negotiate in good faith and enter into a supply agreement and related quality agreement for the Manufacture and supply of the Licensed Product by Licensor to Licensee which will incorporate the terms set out in Schedule 4.1.2 (collectively, the “Supply Agreement”).
4.2.Development.
4.2.1.Development by Licensor. Notwithstanding the exclusive license granted by Licensor to Licensee in the Field in the Territory, Licensor shall be responsible for, and shall use Commercially Reasonable Efforts to conduct, Development of the Licensed Product in the Field in the Territory (including conducting the Phase III Clinical Trial and any Regulator-Requested Trial that the Regulatory Authorities require Licensor to complete prior to the Regulatory Documentation Assignment Date) as necessary for Licensor to prepare and file Drug Approval Applications for the Licensed Product with the EMA and the UK MHRA, which Development shall be conducted in accordance with the Development Plan and at Licensor’s own cost and expense, to obtain an Unconditional Regulatory Approval by both EMA and UK MHRA. Licensor shall keep Licensee reasonably informed of its plans for Development for the Licensed Product in the Territory and shall consider in good faith any reasonable comments provided by Licensee.
4.2.2.Development by Licensee. Except for Development to be conducted by Licensor under Sections 4.2.1 and 4.3.1(a), after the Regulatory Documentation Assignment Date Licensee shall be solely responsible for, and shall use Commercially Reasonable Efforts to conduct, all Development activities (other than the Phase III Clinical Trial and any Regulator-Requested Trial that the Regulatory Authorities require Licensor to complete prior to the Regulatory Documentation Assignment Date) relating to the Licensed Product in the Field in the Territory pursuant to Section 4.3.1(b), as necessary for Licensee to obtain and/or maintain Regulatory Approval for the Licensed Product in the Field in the Territory, which Development shall be conducted at Licensee’s own cost and expense. Licensee shall keep Licensor reasonably informed of its plans for Development for the Licensed Product in the Territory and shall provide Licensor with copies of all documentation and correspondence relating to its efforts concerning regulatory matters relating to the Licensed Product in the Territory and developments with respect thereto, including Licensee’s expected timing with respect to submission and receipt of any and all Regulatory Approvals. Prior to filing any document or sending any correspondence to a Regulatory Authority concerning regulatory matters relating to the Licensed Product in the Territory, Licensee shall provide a draft to Licensor. Licensor shall provide its comments on such draft within ten (10) Business Days after receipt thereof and Licensee shall consult with Licensor regarding such reasonable comments, shall consider in good faith any reasonable comments provided by Licensor and shall incorporate such reasonable comments into the draft to be submitted to the Regulatory Authority. Licensee shall promptly inform Licensor of any submissions to the Regulatory Authorities regarding Regulatory Approvals and provide Licensor with copies of such submissions.
4.2.3.MedImmune License. The Parties acknowledge that regulatory matters with respect to the Licensed Product will require reasonable coordination with regulatory matters with respect to the AstraZeneca Product, and Licensee agrees to cooperate in good faith with Licensor and MedImmune as reasonably necessary for and in relation to each of Licensor and Licensee, on the one hand, and MedImmune, on the other hand, to obtain and maintain regulatory approvals in the Territory (including Regulatory Approvals) with respect to the Licensed Product in the case of Licensor and Licensee and with respect to the AstraZeneca Product in the case of MedImmune. Prior to submitting any written or electronic communication to a Regulatory Authority in a country of the Territory with respect to the Licensed Product that would reasonably be expected to require a change to the Regulatory Authority-approved, full-prescribing information for Licensed Product and/or AstraZeneca Product for such country, Licensee shall cooperate with Licensor in Licensor’s consultation with MedImmune and shall provide such information as Licensor may reasonably request for Licensor to comply with the terms of the MedImmune License and/or any requests made by the relevant Regulatory Authority.
4.2.4.SJF Agreement. The Parties acknowledge that regulatory matters with respect to the Licensed Product will require reasonable coordination with SFJ as required to enable Licensor to comply with the terms of the SFJ Agreement. In particular the Licensee is aware that prior to the Regulatory Assignment Date, all information, generated or developed by Licensee, if applicable, Licensor or SFJ in the conduct of clinical trials undertaken pursuant to the SFJ Agreement or hereunder will be owned by SFJ but will be transferred by SFJ to Licensor on the Regulatory Assignment Date as provided in the SFJ Agreement. Licensee agrees to cooperate in good faith with Licensor and SFJ as reasonably necessary for and in relation to each of Licensor and Licensee, on the one hand, and SFJ, on the other hand, to obtain and maintain regulatory approvals in the EU Market and the United Kingdom (including Regulatory Approvals by EMA and UK MHRA) with respect to the Licensed Product. Prior to submitting any written or electronic communication to a Regulatory Authority in a country of the EU Market or the United Kingdom with respect to the Licensed Product that would reasonably be expected to require a change to the Regulatory Authority-approved, full-prescribing information for the Licensed Product for such country, Licensee shall cooperate with Licensor in Licensor’s consultation with SFJ and shall provide such information as Licensor may reasonably request for Licensor to comply with the terms of the SFJ Agreement and/or any requests made by EMA and/or UK MHRA.
4.2.5.Wacker License. The Parties acknowledge that the Manufacturing of the Licensed Product by Licensor may require reasonable coordination between Licensor and Wacker as required to enable Licensor to comply with the terms of the Wacker License and the Supply Agreement. Licensee agrees to cooperate in good faith with Licensor to provide such information or documentation in its possession reasonably necessary for Licensor to meet its obligations under the Wacker License.
4.2.6.Development Plan. All Development of the Licensed Product in the Field in the Territory shall be conducted by the Parties pursuant to the Development Plan. As of the Effective Date, the Parties have agreed to the Development Plan, which has also been approved by SFJ pursuant to the SFJ Agreement. Prior to the Regulatory Documentation Assignment Date, Licensor may update and amend the Development Plan from time to time in consultation with Licensee and submit the update or amendment to the JSC for review and approval. Following the Regulatory Documentation Assignment Date, Licensee may update and amend the Development Plan from time to time in consultation with Licensor and submit the update or amendment to the JSC for review and approval. Once approved by the JSC, the updated or amended Development Plan shall become effective. Notwithstanding anything to the contrary herein, if Licensee’s Development work includes any clinical trials of the Licensed Product, Licensor shall have the right to approve the protocols of all such clinical trials.
4.2.7.Development Records. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of the Licensed Compounds and Licensed Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, and (d) be retained by Licensee for such period as may be required by Applicable Law. Upon reasonable advance notice, Licensor shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any or all such books and records pursuant to this Section 4.2.7.
4.2.8.Development Reports. Licensee shall keep Licensor reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Development of the Licensed Product in the Field in the Territory. Without limiting the generality of the foregoing, at each regularly scheduled JSC meeting, Licensee shall provide Licensor with a written report summarizing the Development performed by Licensee, its Affiliates and Sublicensees and the results thereof, covering subject matter at a level of detail reasonably required by Licensor and sufficient to enable Licensor to determine Licensee’s compliance with its diligence obligations pursuant to Section 4.2.2. In addition, Licensee promptly shall provide Licensor with key Development results from any clinical trial with respect to a Licensed Product, in each case reasonably in advance of any public announcement of such results.
4.2.9.Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 4.3.6, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g., protocols, case report forms, analysis plans) generated from its Development of the Licensed Product in the Field. Licensee shall have the right to use the data provided to Licensee by Licensor solely for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Licensed Product in the Field in the Territory. Licensor shall have the right to use the data provided by Licensee for the purpose of (a) obtaining and maintaining Regulatory Approval for and Commercializing the Licensed Product outside the Territory and (b) Exploiting the AstraZeneca Product anywhere in the world.
4.3.Regulatory Activities.
4.3.1.Regulatory Approvals; Assigned Regulatory Documentation.
(a)Subject to Section 4.2.1, Licensor shall be responsible for preparing and filing Drug Approval Applications for the Licensed Product with the EMA and the UK MHRA, and interactions with the EMA and the UK MHRA, in order to obtain Conditional Regulatory Approvals and the Unconditional Regulatory Approvals by both the EMA and the UK MHRA. After obtaining the Unconditional Regulatory Approvals from both the EMA and the UK MHRA (the “Regulatory Documentation Assignment Date”), Licensor shall transfer and assign each of Unconditional Regulatory Approvals, including the related Regulatory Documentation, to Licensee or its designated Affiliate (collectively, the “Assigned Regulatory Documentation”). Subject to the first sentence of this Section 4.3.1(a), with effect from the Regulatory Documentation Assignment Date, Licensee shall hold such Regulatory Approvals in its own name and shall be responsible for maintaining such Regulatory Approvals and for obtaining other Regulatory Approvals required for the Licensed Product in the Field in the Territory, all at Licensee’s own cost and expense. Notwithstanding the foregoing, Licensor shall (i) upon request of Licensee, provide to Licensee any and all Licensed Know-How, including Regulatory Documentation, and any updates thereof, as required by Licensee to file any Drug Approval Applications for the Licensed Product and/or to obtain and/or maintain the Regulatory Approvals in the Territory; and (ii) be permitted to retain copies of the Assigned Regulatory Documentation for purposes of Exploiting the Licensed Product outside of the Territory, Exploiting the AstraZeneca Product worldwide and otherwise.
(b)Subject to Licensor’s retained rights under Section 2.4.1 and Licensor’s rights and obligations under Sections 4.3.1 and except as otherwise set forth in this Section 4.3, with effect from the Regulatory Documentation Assignment Date, Licensee shall (i) have the sole right and responsibility, at Licensee’s own cost and expense, to prepare and submit (including the setting of the overall regulatory strategy therefor) Drug Approval Applications in its or its Affiliates’ name (to the extent permitted under Applicable Law), (ii) use Commercially Reasonable Efforts to obtain and/or maintain the Regulatory Approvals, and other submissions (including INDs) to Regulatory Authorities, and (iii) conduct communications with the Regulatory Authorities, in each case, for Licensed Product in the Field in the Territory. Licensee shall keep Licensor reasonably informed of its Commercially Reasonable Efforts to obtain and/or maintain Regulatory Approval for any Licensed Product in the Territory and developments with respect thereto, including Licensee’s expected timing with respect to submission and receipt of any and all Regulatory Approvals. If the conduct of any clinical trial (in addition to the Phase III Clinical Trial and any Regulator-Requested Trial being undertaken by Licensor pursuant to Section 4.3.1(a)) is required for Licensee to obtain and/or maintain any Regulatory Approval in the Territory, such clinical trial shall be undertaken at Licensee’s cost and expense. Licensee shall provide a draft of the relevant protocol for such clinical trial to Licensor for review and comment prior to submission to the Regulatory Authority and such protocol shall be subject to Licensor’s prior written approval.

4.3.2.Regulatory Interactions. Without limitation to Section 4.2.8 or Section 4.3.1(a), Licensee shall, except to the extent a need for exigent action prevents it from doing so, provide Licensor with drafts of all material Regulatory Documentation prepared by Licensee, its Affiliates and Sublicensees for the Licensed Product in the Field in the Territory, including copies of Licensee’s initial Drug Approval Applications, a reasonable amount of time (but no less than thirty (30) days) prior to the anticipated date for the applicable submission to allow Licensor to review and comment on such documentation, provided, however, that such drafts contain material changes with respect to the Drug Approval Applications filed by Licensor to EMA and/or the Regulatory Approvals obtained by EMA pursuant to Section 4.3.1(a). Licensee shall consider all comments and proposed revisions timely provided from Licensor in good faith in connection with effecting such submission. With respect to such drafts of material Regulatory Documentation, Licensee shall:
(a)provide Licensor with copies of the relevant Regulatory Documentation relating to the Licensed Product received from any Regulatory Authority in the Territory within five (5) Business Days after receipt;
(b)provide Licensor with reasonable advance notice (no less than twenty (20) Business Days in any event) of any meeting or discussion with any Regulatory Authority in the Territory related to the Licensed Product, and Licensor shall have the right (but not the obligation) to attend and participate in such meeting or discussion; and
(c)consult with Licensor regarding, and keep Licensor informed of: (i) any material changes with respect to the dossier; (ii) the rationale for making such changes; and (iii) the proposed labeling relating to the Licensed Product.
4.3.3.Regulatory Coordination with AstraZeneca Product.
(a)Subject to Section 4.3.1(b), the Parties acknowledge that regulatory matters with respect to the Licensed Product will require coordination between the Parties with respect to the AstraZeneca Product and agree to cooperate in good faith with each other as reasonably necessary to obtain and maintain Regulatory Approval for the Licensed Product in the Field in the Territory. Licensor shall have the right to share with MedImmune and SJF for review and comment any Regulatory Documentation provided by Licensee to Licensor hereunder. Licensor shall use its Commercially Reasonable Efforts to cause MedImmune and SFJ to cooperate in accordance with the terms of this Agreement and/or the relevant Upstream Agreements.
(b)Without limiting the foregoing, prior to submitting Regulatory Documentation to a Regulatory Authority in a country of the Territory with respect to the Licensed Product that would reasonably be expected to require a change to the Regulatory Authority-approved, full-prescribing information for the

AstraZeneca Product for such country, Licensee shall consult with Licensor and MedImmune in good faith.
(c)In addition, upon Licensor’s request, Licensee shall promptly (and in any event, within thirty-six (36) hours) provide to Licensor access to and copies of any Regulatory Documentation necessary or reasonably useful for MedImmune to Exploit the AstraZeneca Product or update the label with respect thereto.
4.3.4.Right of Reference.
(a)Licensee hereby grants to Licensor the right of reference to all Regulatory Approvals and Regulatory Documentation pertaining to the Licensed Product submitted by or on behalf of Licensee. Licensor may use such right of reference to Licensee’s Regulatory Approvals (including Regulatory Approvals that relate to the Exploitation of the Licensed Product in the Field outside the Territory), and Regulatory Documentation for the purpose of seeking, obtaining and maintaining any regulatory approval of the Licensed Product in the Field outside the Territory. Licensor and its Affiliates and Sublicensees may grant MedImmune and its Affiliates and Sublicensees such right of reference to Licensee’s Regulatory Approvals and Regulatory Documentation for the purposes of Exploiting the AstraZeneca Product anywhere in the world.
(b)Licensor hereby grants to Licensee the right of reference to all regulatory approvals and Regulatory Documentation pertaining to the Licensed Product submitted by or on behalf of Licensor. Licensee may use such right of reference to Licensor’s regulatory approvals (including regulatory approvals that relate to the Exploitation of the Licensed Product in the Field in the Territory), and Regulatory Documentation for the purpose of seeking, obtaining and maintaining any Regulatory Approval of the Licensed Product in the Field in the Territory.
4.3.5.Recalls, Suspensions or Withdrawals. Licensee shall notify Licensor promptly (but in no event later than twenty-four (24) hours in the case of commercially distributed Licensed Product) following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Licensed Product in the Field in the Territory and shall include in such notice the reasoning behind such determination and any supporting facts. As between the Parties, Licensee shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Field in the Territory; provided that, to the extent practicable under the circumstances, prior to any implementation of such a recall of a commercially distributed Licensed Product (including samples), or market suspension or market withdrawal of a Licensed Product, Licensee shall consult with Licensor and shall consider Licensor’s comments in good faith, such comments to be provided within forty-eight (48) hours of Licensee’s consultation with Licensor. If a recall, market suspension, or market withdrawal of a Licensed Product in the Field in the Territory is mandated by a Regulatory Authority in the Territory, then, as between the Parties, Licensee shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 4.3.4, as between the Parties, Licensee shall be solely responsible for the execution thereof. [***] shall be responsible for all reasonable costs incurred in connection with a recall, market suspension, or market withdrawal, unless the recall, market suspension, or market withdrawal is due to or caused by [***], in which case [***].
4.3.6.Pharmacovigilance.
(a)Licensee acknowledges that Licensor is bound by the pharmacovigilance and safety information exchange requirements of the MedImmune License and the SFJ Agreement and the terms of the MedImmune Pharmacovigilance Agreement and the SFJ Pharmacovigilance Agreement (copies of which are attached hereto as Exhibit 4.3.6(a)) relating both to the Licensed Product and that, in order to comply with its obligations to MedImmune and SFJ, Licensee must provide adverse event and other safety information relating to the Licensed Product to Licensor in a form and within the applicable time periods necessary for Licensor to comply with the MedImmune License and the SFJ Agreement and the terms of the MedImmune Pharmacovigilance Agreement and the SFJ Pharmacovigilance Agreement.
(b)The safety reporting units from each of the Parties shall meet and shall within one hundred eighty (180) days of the Effective Date, agree upon a written agreement for exchanging adverse event and other safety information relating to the Licensed Product in the Field in the Territory (the “Licensee Pharmacovigilance Agreement”). The Licensee Pharmacovigilance Agreement will (i) provide that Licensee shall not take or fail to take any action relating to the exchange of adverse event and other safety information in breach of the Licensee Pharmacovigilance Agreement that would cause Licensor to be in breach of the MedImmune License, the SFJ Agreement, the MedImmune Pharmacovigilance Agreement and the SFJ Pharmacovigilance Agreement; and (ii) ensure that each Party complies with Applicable Law and the requirements of Regulatory Authorities.
(c)Licensee agrees not to enter into any clinical activity implicating pharmacovigilance obligations for the Licensed Product prior to execution of the Licensee Pharmacovigilance Agreement.
(d)Licensor shall establish and maintain the global safety database for the Licensed Product. Each Party shall hold the primary responsibility for reporting quality complaints, adverse events and safety data related to the Licensed Product in its territory to such database and to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Licensed Product, in each case at its own cost and to the extent required by Applicable Law; for the sake of clarity, Licensor shall have the primary responsibility for reporting quality complaints, adverse events and safety data related to the Licensed Product outside the Territory. Each Party agrees to comply with its respective obligations under the Licensee Pharmacovigilance Agreement and to cause its Affiliates, and Sublicensees to comply with such obligations.
(e)Licensee acknowledges that the safety of the Licensed Product may affect the safety and use of the AstraZeneca Product and Licensee agrees to provide Licensor, in a timely manner with all safety information relating to the Licensed Product in the Territory that is necessary for Licensor to comply with its obligations under the MedImmune Pharmacovigilance Agreement. Without limiting the foregoing, Licensor shall have the right to allow MedImmune to access and copy safety reporting information provided by Licensee regarding the Licensed Product in the Territory solely as required for Licensor to comply with its obligations under the MedImmune License.
(f)With respect to any Licensed Product, unless otherwise agreed by the Parties in writing, Licensee shall notify in writing Licensor or such Affiliate as Licensor may designate of any adverse events and other safety-relevant information and complaints associated with such Licensed Product in the Field in the Territory (each, a “Spontaneous Adverse Event”) of which Licensee becomes aware, outside the conduct of clinical studies within one (1) Business Day after Licensee first learns of such Spontaneous Adverse Event.
(g)Licensee shall notify Licensor according to the timelines under the Licensee Pharmacovigilance Agreement, regardless of seriousness, causality, and whether or not the Licensed Product was used in accordance with the authorized Summary of Product Characteristics (SPC) or any other conditions laid down for marketing of the Licensed Product in accordance with applicable legal requirements including: (i) reports of suspected transmission of an infectious agent for the Licensed Product and (ii) reports of lack of effect, pregnancy, lactation/paternal exposure, medication error, overdose, off-label use, drug interaction, abuse or misuse of the Licensed Product.
(h)Additionally, unless otherwise agreed, Licensee shall notify in writing Licensor or such Affiliate as Licensor may designate, of any serious adverse events and other safety-relevant information and complaints associated with such Licensed Product in the Field in the Territory (each, a “Serious Adverse Event”) of which Licensee becomes aware under the conduct of clinical studies within timelines set forth in Schedule 4.3.6(h), after Licensee first learns of such Serious Adverse Event, as a processed report (e.g., CIOMS or E2B file).
(i)Licensee shall notify in writing Licensor of any other safety-relevant information and complaints associated with such Licensed Product in the Territory that is not a Serious Adverse Event (each, an “Other Adverse Event”)

of which Licensee becomes aware in the course of conducting clinical trials promptly after Licensee first learns of such Other Adverse Event.
(j)Licensee shall cooperate with Licensor and MedImmune to investigate and follow-up on any such Serious Adverse Events or Other Adverse Events associated with such Licensed Product. For clarity, Licensor or its Affiliate shall have final decision-making authority as to whether and how to report safety information pertaining to any Licensed Product outside the Territory, and Licensee shall have final decision-making authority as to whether and how to report safety information pertaining to any Licensed Product in the Territory.
(k)Paragraphs (f), (g), (h), (i) and (j) of this Section 4.3.6, shall also apply to Licensor, mutatis mutandis.
(l)Licensee shall provide reasonable assistance to and cooperate with MedImmune concerning any adverse events and other safety-relevant information and complaints associated with the AstraZeneca Product, the extent that the safety information is available to Licensee, if requested to do so in writing by Licensor.
(m)Without limitation to any of the foregoing, Licensee shall ensure that all applicable patient authorizations and consents required under Applicable Law, including the Health Insurance Portability and Accountability Act of 1996 and the EU Data Protection Directive 95/46/EC, in connection with safety information pertaining to the Licensed Compounds and Licensed Product from any sources, permit such sharing of safety information with Licensor and MedImmune or its Affiliate, including patient information required to contact the reporter where the source is outside the conduct of a clinical study.
(n)Unless already provided or otherwise communicated to the other Party pursuant to this Section 4.3.6 and/or the Licensee Pharmacovigilance Agreement, each Party shall provide the other Party at meetings of the JSC (or in advance of such meetings as part of the information that may be distributed to JSC members prior to such meetings or, if no such meeting is held in a Calendar Quarter, directly to the other Party) at least once during each Calendar Quarter with summaries of all data known to such Party material to obtaining Regulatory Approval, and material Licensed Product safety data in all indications (including but not limited to Serious Safety Issues), including such material data relating to efficacy, clinical sites, patient enrolment and drop-out rates, CMC and other material manufacturing data, and material communications with Regulatory Authorities.
4.4.Commercialization.
4.4.1.Diligence. As between the Parties, Licensee shall, subject to the remainder of this Section 4.4, be solely responsible for Commercialization of the Licensed Product in the Field throughout the Territory at Licensee’s own cost and expense. Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in each country in the Territory.
4.4.2.Booking of Sales; Distribution. Licensee shall invoice and book sales, establish all terms of sale (including pricing and discounts), and warehouse and distribute the Licensed Product in the Field in the Territory and perform or cause to be performed all related services. Subject to Section 4.3.5, Licensee shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Product in the Field in the Territory.
4.4.3.Commercialization Records. Without limitation of Section 5.8, Licensee shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Product hereunder in accordance with Applicable Law and in sufficient detail to verify compliance with its obligations under this Agreement. Such records shall be retained by Licensee for such period as may be required by Applicable Law. Upon reasonable advance notice, Licensor shall have the right, during normal business hours, to inspect and copy all such books and records maintained pursuant to this Section 4.4.3 solely for the purpose of assessing compliance by Licensee with the terms of this Agreement.
4.4.4.Commercialization Plans. Without limiting Section 4.4.3, commencing at least twelve (12) months prior to the anticipated filing of the first Drug Approval Application for each Licensed Product anywhere in the Territory, within thirty (30) days following the end of each Calendar Year, Licensee shall provide the JSC with Licensee’s then-current written Commercialization Plan for the Licensed Product (“Commercialization Plan”). The Commercialization Plan shall include detailed plans, strategy, and timelines for Licensee to Commercialize the Licensed Product in the Markets in the Territory, specifically including (but not limited to) France, Germany, Italy, Spain, and the United Kingdom, and shall include (without limitation) Licensee’s plans, strategy and timelines with respect to brand planning, medical affairs, pricing and reimbursement, sales force planning and sizing and other functions reasonably required for Commercialization. Through the JSC, Licensor shall have the right to review and provide comments to Licensee on each Commercialization Plan, including with respect to any material amendment thereof, which comments Licensee shall consider in good faith. All Commercialization of the Licensed Product in the Field in the Territory shall be conducted pursuant to the Commercialization Plan.
4.4.5.Commercialization Strategy. On a Market-by-Market basis until expiration of the last-to-expire Valid Claim of the Patents owned or controlled by MedImmune or its Affiliates that claim the manufacture, use or sale of the AstraZeneca Product in such Market, Licensee shall use Commercially Reasonable Efforts to align its Commercialization strategy and Promotional Materials of the Licensed Product in such Market with the positioning, brand equity and overall commercial strategy for the AstraZeneca Product in such Market as may be promptly communicated from time to time to Licensee by Licensor on behalf of MedImmune; provided, however, Licensee shall not be obligated to so align its Commercialization strategy and Promotional Materials of the Licensed Product in any manner that, upon the advice of Licensee’s regulatory advisors or legal counsel, Licensee determines would be inconsistent with Applicable Law in such Market.
4.4.6.Promotional Materials.
(a)Without limiting Section 4.4.5 or any other term or condition of this Agreement, Licensor shall have the right to review and approve any and all Promotional Materials (including any information for use on the Internet), and including any updates or modifications thereto. Licensee shall provide any Promotional Materials to Licensor for review (by Licensor and its Affiliates) at least sixty (60) days prior to submission of such Promotional Materials (or such updates or modifications) to a Regulatory Authority or sixty (60) days prior to the printing of such materials for distribution to the public, whichever comes first. Licensor shall notify Licensee whether Licensor approves such Promotional Materials within ten (10) Business Days of receipt of such Promotional Materials, such approval not to be unreasonably withheld or conditioned.
(b)Licensee acknowledges and agrees that any Promotional Materials that contain any AstraZeneca Product Reference are subject to additional approval by MedImmune in accordance with the MedImmune License. Licensee shall not use or distribute any such Promotional Materials without such approval, and Licensor shall use Commercially Reasonable Efforts to obtain approval of such Promotional Materials from MedImmune within thirty (30) days of receipt by MedImmune of such Promotional Materials, provided however that (i) in no event shall Licensee seek approval of or include in Promotional Materials any AstraZeneca Product Reference that is not (A) supported by the approved labeling for the AstraZeneca Product or presents an unbalanced view of the AstraZeneca Product considering the approved labeling for the AstraZeneca Product as a whole or (B) consistent with the approved labeling for the Licensed Product, and (ii) neither Licensor nor MedImmune shall have any obligation to approve any AstraZeneca Product References that use any Trademark with respect to the AstraZeneca Product other than the Trademark licensed by MedImmune to Licensor under the MedImmune License. Licensee further acknowledges that, under the MedImmune License, MedImmune shall have the right to withdraw its approval with respect to, or require amendment of, any Promotional Materials containing any AstraZeneca Product Reference that, in the reasonable determination of MedImmune, (aa) do not comply with Applicable Law or (bb) are not aligned with the then-current positioning, brand equity and overall commercial strategy for the AstraZeneca Product as determined by MedImmune on an annual basis in connection with MedImmune’s or its Affiliates’ annual brand-planning cycle and communicated by MedImmune to Licensee annually following the conclusion of such planning cycle. In the event MedImmune withdraws or amends its approval with respect to any AstraZeneca Product

Reference, Licensor shall promptly notify Licensee, and Licensee shall, at its own cost and expense, use reasonable efforts to cease the use of any Promotional Material containing such AstraZeneca Product Reference or adopt the amended AstraZeneca Product Reference, as applicable, (x) within ten (10) Business Days of MedImmune’s notification or such shorter period required by Applicable Law, in the case of any such withdrawal or amendment pursuant to clause (aa) above; or (y) within thirty (30) days of MedImmune’s notification, in the case of any such withdrawal or amendment pursuant to clause (bb) above.
4.4.7.Commercialization Disputes. If a dispute arises between the Parties in connection with or relating to any Commercialization activity of Licensee or right of Licensor under Section 4.4.6 (each, a “Commercialization Dispute”), then such Commercialization Dispute shall be subject to dispute resolution as set forth in Section 11.6.
4.4.8.Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of the Licensed Product across their territories. As such, the Parties may coordinate such activities where appropriate. If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of the Licensed Product in both Parties’ territories, the Parties shall negotiate in good faith and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing.
4.4.9.Pricing. Licensee shall advise Licensor of its proposed pricing for the Licensed Product in each country in the Territory in advance of commencing price discussions with Regulatory Authorities or parties involved in reimbursement decisions. To the extent legally permitted under Applicable Law Licensee shall keep Licensor reasonably informed on the status of any application for pricing or reimbursement approval for the Licensed Product in each country in the Territory, including any discussion with Regulatory Authorities with respect thereto. Licensee shall have the sole right to determine the price of the Licensor Product sold in the Territory but, subject to this Section 4.4.9, shall consider in good faith any comments received from Licensor with respect to pricing of the Licensed Product.
4.4.10.Commercialization Reports. Licensee shall keep Licensor reasonably informed of its, its Affiliates’ and Sublicensees’ Commercialization of the Licensed Product in the Field in the Territory. Without limiting the foregoing, at each regularly scheduled JSC meeting, Licensee shall provide Licensor with a written report summarizing significant Commercialization activities for the Licensed Product in the Field in the Territory, covering the subject matter at a level of detail reasonably required by Licensor and sufficient to enable Licensor to determine Licensee’s performance of its Commercialization obligations under this Agreement.
4.5.Statements and Compliance with Applicable Law. Licensee shall, and shall cause its Affiliates and Sublicensees to, comply with all Applicable Law with respect to the Development and Commercialization of Licensed Product. Licensee shall avoid, and shall cause its Affiliates and its and their Sublicensees to avoid, taking or failing to take any actions that Licensee knows or reasonably should know would have an adverse effect on the goodwill or reputation of Licensor, MedImmune, SFJ or their respective Affiliates, the AstraZeneca Product, the Licensed Product or any Trademark associated therewith. Without limitation to the foregoing, Licensee shall in all material respects conform its practices and procedures relating to the Commercialization of the Licensed Product in the Territory and educating the medical community in the Territory with respect to the Licensed Product to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time, and Applicable Law.
4.6.Markings. To the extent requested by Licensor in writing or otherwise required by Applicable Law, the Promotional Materials (including web and social media content), packaging, and Product Labeling for the Licensed Product used by Licensee, its Affiliates and its and their Sublicensees in connection with the Commercialization of the Licensed Product in the Territory shall contain such Licensor Corporate Name(s) and/or MedImmune Corporate Name(s), as designated by Licensor, in a manner mutually approved by Licensor (and MedImmune, as applicable) and Licensee and subject to Section 6.7 (such approval not to be unreasonably withheld by Licensee); provided, however, that in no event shall Licensee or any of its Affiliates or Sublicensees be required to give any such Licensor Corporate Name and/or MedImmune Corporate Name the same or greater prominence than any Licensee Corporate Name or Licensed Trademark on any such Promotional Materials (including web and social media content), packaging, and Product Labeling for the Licensed Product.
4.7.Subcontracting. Licensee may subcontract with a Third Party to perform obligations of Licensee hereunder (including by appointing one or more distributors); provided that (a) no such permitted subcontracting shall relieve Licensee of any obligation hereunder or any liability and Licensee shall be and remain fully responsible and liable therefor and (b) the agreement pursuant to which Licensee engages any Third Party subcontractor must, except as otherwise provided in Section 6.1.8(a)(i) be consistent in all material respects with the relevant provisions of this Agreement, and contain terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement. Licensee shall be responsible for the compliance of each subcontractor with all of the applicable terms and conditions of this Agreement.
4.8.Product Positioning Principles.
4.8.1.Together with the delivery of the Commercialization Plan to Licensee under Section 4.4.4, Licensee shall provide Licensor for comment and review a written proposal detailing the core principles for the positioning of the Licensed Product, including the target profile for the Licensed Product, proposed label claims (or the actual label claims, if then applicable) for the Licensed Product and the proposed positioning of the Licensed Product in relation to the AstraZeneca Product (including proposed AstraZeneca Product References for such use) pursuant to Section 4.8.2; Licensee shall consider in good faith any comments and revisions made by Licensor to such Product positioning principles (the “Product Positioning Principles”). Licensee’s Product

Positioning Principles may take the form of slide decks, talking points or other similar aids for use in communications of Licensee or any of its Affiliates or its or their Sublicensees with Third Parties relating to the Licensed Product in the Territory. Commercialization of the Licensed Product in the Territory must be consistent with the Product Positioning Principles.
4.8.2.Licensee acknowledges that under the MedImmune License, Licensor has agreed to align its global Product Positioning Principles with the positioning, brand equity and overall commercial strategy for the AstraZeneca Product as may be communicated to Licensor by MedImmune on an annual basis in connection with MedImmune’s or its Affiliates’ annual brand-planning cycle. In order for Licensor to obtain MedImmune’s approval of Licensor’s global Product Positioning Principles, Licensee’s Product Positioning Principles in the Territory must be consistent with Licensor’s global Product Positioning Principles as communicated to Licensee by Licensor. Licensee’s Product Positioning Principles may utilize in relation to the AstraZeneca Product only Information that is or becomes part of the public domain by public use, public general knowledge or the like through no breach of this Agreement by Licensee or any of its Affiliates or its or their Sublicensees and shall not utilize Confidential Information of Licensor or its Affiliates or MedImmune, unless Licensor consents in writing. In no event shall (a) Licensee seek approval of or include in its Product Positioning Principles any AstraZeneca Product Reference that is not (i) supported by the approved labeling for the AstraZeneca Product or that present an unbalanced view of the AstraZeneca Product considering the approved labeling for the AstraZeneca Product as a whole or (ii) consistent with the approved labeling for the Licensed Product (if then applicable), and (b) Licensor or MedImmune have any obligation to approve any AstraZeneca Product References that use any Trademark with respect to the AstraZeneca Product other than the Trademark licensed by MedImmune to Licensor under the MedImmune License.
ARTICLE 5
PAYMENTS AND RECORDS
5.1.Upfront Payment. In consideration of the rights granted by Licensor to Licensee hereunder, no later than ten (10) Business Days after receipt of the relevant invoice by Licensee following the Effective Date, Licensee shall pay Licensor a non-refundable and non-creditable upfront amount of Twenty Million Dollars (US$20,000,000).
5.2.Milestones.
5.2.1.Regulatory Milestones.
(a)In consideration of the rights granted by Licensor to Licensee hereunder, Licensee shall pay to Licensor each of the following one-time, non-refundable, non-creditable milestone payments within ten (10) Business Days after receipt of the relevant invoice by Licensee following the first achievement of the corresponding milestone event:

	Regulatory Milestone Event	Regulatory Milestone Payment
First Regulatory Milestone	Acceptance by EMA of the first Drug Approval Application for a Licensed Product	Ten Million Dollars ($10,000,000)
Second Regulatory Milestone	Achievement of the first Conditional Regulatory Approval from the EMA	Twelve Million Five Hundred Thousand Dollars ($12,500,000)
Third Regulatory Milestone	Achievement of the Unconditional Regulatory Approvals which allow prescribing for both the Bleeding Indication and the Surgical Use Indication from the EMA	Twelve Million Five Hundred Thousand Dollars ($12,500,000)

(b)In the event that the achievement of the Second Regulatory Milestone and the Third Regulatory Milestone set forth above in Section 5.2.1(a) occurs without the First Regulatory Milestone set forth above in Section 5.2.1(a) having been achieved and the corresponding milestone payment having been paid, then the regulatory milestone payment corresponding to the skipped First Regulatory Milestone shall become due and payable concurrently with the milestone payment corresponding to the achievement of the Third Regulatory Milestone.
5.2.2.Procedure for [***]. Prior to [***], Licensor shall [***]. Licensee shall [***]. As promptly as practicable [***], Licensee [***]. Licensor shall [***]. If Licensee [***]. If Licensee [***], then, [***] and Licensee shall [***] and the following provisions shall apply:
(a)if [***], then [***]; or
(b)if [***], then [***]. For the avoidance of doubt, subject to Section 4.3.1(a), [***].
5.2.3.Commercial Milestones. In consideration of the rights granted by Licensor to Licensee hereunder, within forty-five (45) days after [***] in which each of the Net Sales milestones set forth below in this Section 5.2.3 is first achieved Licensee shall pay to Licensor the corresponding one-time, non-refundable, non-creditable milestone payment set forth below:

Commercial Milestone Event	Milestone Payment
Annual Net Sales of all Licensed Product in the Territory for any and all indications first equal or exceed [***] Euros (€[***])	[***] Dollars ($[***])
Annual Net Sales of all Licensed Product for any and all indications first equal or exceed [***] Euros (€[***])	[***] Dollars ($[***])
Annual Net Sales of all Licensed Product in the Territory for any and all indications first equal or exceed [***] Euros (€[***])	[***] Dollars ($[***])
Annual Net Sales of all Licensed Product in the Territory for any and all indications first equal or exceed [***] Euros (€[***])	[***] Dollars ($[***])
Annual Net Sales of all Licensed Product in the Territory for any and all indications first equal or exceed [***] Euros (€[***])	[***] Dollars ($[***])
Annual Net Sales of all Licensed Product in the Territory for any and all indications first equal or exceed [***] Euros (€[***])	[***] Dollars ($[***])

5.2.4.Determination That Milestones Have Occurred. Licensor shall notify Licensee promptly of the first achievement of each of the First Regulatory Milestone, the Second Regulatory Milestone and the Third Regulatory Milestone, and Licensee shall notify Licensor promptly of the first achievement of each of the Commercial Milestone Events. In the event that, notwithstanding the fact that Licensee has not provided Licensor such a notice, Licensor believes that any such Commercial Milestone Event has been achieved, it shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such Commercial Milestone Event has been achieved. For determination of any Commercial Milestone Event, any Net Sales made in a currency other than Euros will be converted to Euros in accordance with Section 5.5. Any dispute under this Section 5.2 regarding whether or not such a Commercial Milestone Event has been achieved shall be subject to resolution in accordance with Section 11.6.

5.3.Royalties.
5.3.1.Royalty Rates. In consideration of the rights granted to Licensee hereunder, subject to Section 5.3.2, Licensee shall pay to Licensor tiered royalties on increments of annual Net Sales of the Licensed Product during each Calendar Year at the following rates:

Portion of aggregate Net Sales of all Licensed Product in the Territory during a Calendar Year	Royalty Rate
Less than or equal to [***] Euros (€[***])	[***] percent ([***]%)
Greater than [***] Euros (€[***]) but less than or equal to [***] Euros (€[***])	[***] percent ([***]%)
Greater than [***] Euros (€[***]) but less than or equal to [***] Euros (€[***])	[***] percent ([***]%)
Greater than [***] Euros (€[***])	[***] percent ([***]%)

5.3.2.Royalty Term. Licensee shall have no obligation to pay any royalty with respect to Net Sales of Licensed Product in any country with respect to any period after the Royalty Term in such country has expired, and any Net Sales of Licensed Product in any country with respect to any period after the Royalty Term in such country has expired shall be excluded for purposes of calculating the applicable royalty rate in Section 5.3.1.
5.4.Royalty Payments and Reports. Royalties under Section 5.3 shall be calculated and reported by Licensee to Licensor each month within [***] of the last day of each [***]. [***] shall be paid within [***] after [***]. Each such payment shall be accompanied or preceded by a report of Net Sales and royalties in sufficient detail to permit confirmation of the accuracy of the royalty calculation, including gross sales and Net Sales of Licensed Product on a Market-by-Market basis, any applicable adjustments made pursuant to the definition of Net Sales (including in relation to Combination Products), the amounts payable, and the exchange rates used. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto as necessary for Licensee to comply with this Section 5.4. In addition to the foregoing reports of Net Sales, commencing with the Calendar Year in which the First Commercial Sale of the first Licensed Product occurs in any Market, and continuing for each Calendar Year during the Royalty Term, no later than August 1 of each Calendar Year Licensee shall [***]. For any Net Sales made in a currency other than Euros, such currency will be converted to Euros in accordance with Section 5.5.
5.5.Mode of Payment; Offsets. All payments to Licensor under this Agreement shall be made, subject to receipt by Licensee of the relevant invoice, by deposit of Dollars in the requisite amount to such bank account as Licensor may from time to time designate to Licensee under the relevant invoice. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Licensee shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s, as applicable, standard conversion methodology consistent with GAAP. Unless otherwise expressly set forth in the Supply Agreement, Licensee shall have no right to offset, set off, or deduct any amounts from or against the amounts due to Licensor hereunder.
5.6.Taxes.
5.6.1.General. All amounts payable by Licensee to Licensor under this Agreement, including the upfront payment set forth in Section 5.1, and any milestones and royalties payable by Licensee to Licensor pursuant to this Agreement (each amount payable under this Agreement being a “Payment”) shall be paid free and clear of any and all taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges (which, for clarity, shall be the responsibility of Licensee), except for income taxes that are required to be withheld or deducted by Applicable Law (“Withholding Taxes”), except as otherwise provided in Section 5.6.2.
5.6.2.Withholding Tax. Prior to making any deduction or withholding in respect of Withholding Taxes from any payment under this Agreement, Licensee shall (i) timely provide a prior written notice to Licensor of the amounts subject to deduction or withholding, and a reasonable description of the legal basis therefore; (ii) inform Licensor in writing of any the forms, certificates or other items that are necessary in order to reduce or eliminate such deduction or withholding; and (iii) provide to Licensor a reasonable opportunity to furnish such forms, certificates or other items that would reduce or eliminate such deduction or withholding. The Parties shall cooperate to minimize Withholding Taxes and take advantage of any applicable tax treaty. If Licensor is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable Withholding Tax, it may deliver to Licensee or the appropriate Governmental Authority (with the assistance of Licensee to the extent that this is reasonably required) the prescribed forms, certificates or other items necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold such Withholding Taxes and Licensee shall apply the reduced rate of withholding or dispense with withholding, as the case may be. In the event that there is no applicable tax treaty, or the Licensor is not entitled to benefits under any applicable tax treaty, or if an applicable tax treaty reduces but does not eliminate Withholding Taxes applicable to a payment under this Agreement Licensee shall, except as otherwise provided in this Section 5.6.2, (1) pay to Licensor the balance when due, (2) make timely payment to the proper taxing authority of the Withholding Taxes and (3) promptly send to Licensor the best available proof of such payment, including official receipts, with reasonable supporting documentation and calculations of such Withholding Taxes sufficient to enable Licensor to claim such payment of Withholding Taxes or otherwise obtain any tax benefit for such Withholding Taxes, and such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to Licensor hereunder. The Parties shall reasonably cooperate to minimize, report and withhold any such Withholding Taxes, including with respect to all documentation required by any taxing authority. If Licensee receives a refund of any such withheld taxes, in whole or in part, and whether in the form of cash, credit or other similar offset, Licensee shall promptly inform Licensor in writing and refund such amount to Licensor. Licensor shall not be liable for any penalties or interest due to the failure of Licensee to properly withhold or remit such any withholding or deductions to the Governmental Authorities, unless and to the extent such failure is due to incorrect or invalid forms, facts, or other similar information given to Licensee by Licensor Notwithstanding anything to the contrary in this Agreement, if Licensee is required to make a Payment to Licensor subject to Withholding Taxes, and if the withholding or deduction of tax required by Applicable Law with respect to Payments under this Agreement arises or is increased solely as a result of action taken by Licensee or its Affiliates or a successor or assignee, including, without limitation, Licensee assigns or transfers some or all of its rights or obligations to any other Person pursuant to Section 11.3 or otherwise, or there is a change, whether by corporate continuance, merger or other means, in the tax residency of Licensee, or payments arise or are deemed to arise through a branch of Licensee (each a “Withholding Tax Action”), and it is not possible for such withholding to be reduced through the cooperation of the Parties prior to the making a Payment, then any amount payable under this Agreement shall be increased to take into account such Withholding Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), Licensor receives an amount equal to the sum it would have received had no such Withholding Tax Action occurred provided that if the Licensor receives credit or repayment in respect of any tax withheld, it shall as soon as reasonably practicable account to the Person who has accounted for the relevant withholding tax for such amount as shall leave the Licensor in no worse position than it would have been in had there been no such deduction or withholding.
5.6.3.Value Added Tax. Notwithstanding anything contained in Section 5.6.1 or Section 5.6.2, this Section 5.6.3 shall apply with respect to any value added, sales, goods, services, turnover, transfer or similar tax and any tax charged on the import or export of any goods or services (“VAT”). All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, transactions or related transfer of rights or other property pursuant to this Agreement, Licensee shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by Licensor in respect of those Payments, such VAT to be payable at the due date of the relevant invoice received by Licensee.
5.6.4.Foreign Derived Intangible Income. Licensee shall provide, and to cause its Affiliates, subcontractors, sub-licenses, customers and applicable Third Parties to provide, any information and documentation reasonably requested by Licensor, to obtain the benefits of Section 250 of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations including, without limitation, information required to demonstrate the extent to which the Licensed Products will be sold, consumed, used and/

or manufactured outside the United States. The Parties recognize and agree that such information and documentation shall not disclose the identities or addresses of any customers (other than jurisdiction).
5.6.5.German Withholding Tax. In the event that any payment to be made by Licensee to Licensor under this Agreement is subject to any German withholding tax, then the Parties shall cooperate in good faith in order to reduce or eliminate such withholding tax to the extent permitted under German Income Tax Act. Notwithstanding anything to the contrary, Section 5.6.2 shall apply, mutatis mutandis, to any Withholding Taxes under German tax laws.
5.7.Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] ([***]) basis points above the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one (1) month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.
5.8.Financial Records. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Product hereunder, including books and records of Net Sales, in sufficient detail to calculate and verify all amounts payable hereunder. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, retain such books and records for three (3) Calendar Years after the end of the Calendar Year to which such books and records pertain.
5.9.Audit. At the request of Licensor, no more than once each Calendar Year, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, permit an independent certified public accounting firm of international standing designated by Licensor and reasonably acceptable to Licensee (the “Auditor”), at reasonable times and upon at least thirty (30) days’ prior written notice, to audit the books and records maintained pursuant to Section 5.8 in the location where such books and records are maintained, solely to confirm payments due by Licensee hereunder, including in respect of Net Sales, Commercial Milestone payments and royalties for a period covering not more than the three (3) Calendar Years preceding the relevant payments made. No Calendar Year shall be subject to audit under this Section 5.9 more than once. The Auditor will execute a reasonable written confidentiality agreement with Licensee and will disclose to Licensor only such information as is reasonably necessary to provide Licensor with the outcome of the audit regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The Auditor will send a copy of the report to Licensee at the same time it is sent to Licensor. The report sent to both Parties will include the methodology and calculations used to determine the results. If any of the counterparties to the Upstream Agreements have the right to undertake audits of Licensee, its Affiliates, and its and their Sublicensees in accordance with the terms of the Upstream Agreements, Licensee shall permit an independent certified public accounting firm of international standing designated by Licensor and reasonably acceptable to Licensee to undertake such audits as required by the relevant Upstream Agreement provided that Licensor shall use its Commercially Reasonable Efforts to combine the audits so that the audits required by the counterparties to the Upstream Agreements will take place at the same time as the audits undertaken by Licensor pursuant to this Section 5.9. Licensor shall bear the full cost of such audit, unless the audit reveals an underreporting or underpayment by Licensee by more than five percent (5%) of the amount due for any Calendar Year, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 5.9 below, if such audit concludes that (a) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 5.7, or (b) excess payments were made by Licensee, Licensor shall reimburse such excess payments, in either case ((a) or (b)), within sixty (60) days after the date of the relevant invoice to be sent after the date on which the Auditor’s report is delivered to Licensee.
5.10.Audit Dispute. In the event of a dispute with respect to any audit under Section 5.9, Licensor and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to an independent certified public accounting firm of international standing, other than the Auditor that conducted the audit under Section 5.9, jointly selected by each Party’s certified public accountants (the “Dispute Auditor”). The decision of the Dispute Auditor shall be final and the costs of such proceeding as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than ten (10) days after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 5.7, or Licensor shall reimburse the excess payments, as applicable.
ARTICLE 6
INTELLECTUAL PROPERTY
6.1.Ownership of Intellectual Property.
6.1.1.Background Intellectual Property. As between the Parties, each Party shall own and retain all right, title and interest in and to any and all Information, Inventions, Patents and other intellectual property rights that, in each case, are owned or controlled (other than pursuant to the license grants set forth in Section 2.1 and Section 2.2) by such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement, including, in the case of Licensor, the Licensed Know-How and the Licensed Patents.
6.1.2.AstraZeneca Product IP. Licensee acknowledges that, under the MedImmune License, Licensor has agreed that MedImmune shall own and retain all right, title and interest in and to any and all AstraZeneca Product Improvements, AstraZeneca Product Know-How, and AstraZeneca Product Patents, Licensed Know-How (to the extent it is not PhaseBio Know-How as defined in the MedImmune License) and Licensed Patents (to the extent they are not PhaseBio Patents as defined in the MedImmune License) (collectively, the “AstraZeneca Product IP”). Therefore,

Licensee shall, and does hereby, assign to Licensor and will cause each of its officers, directors, employees and Affiliates, and its and their Sublicensees, to assign to Licensor all right, title and interest in and to all AstraZeneca Product IP, without additional compensation, as is necessary for Licensor to assign the same to MedImmune and to fully effect MedImmune’s sole ownership provided for in the first sentence of this Section 6.1.2.
6.1.3.Licensor Intellectual Property. As between the Parties, subject to Section 3.3 Licensor shall own and retain all right, title and interest in and to:
(a)any and all Information that is Controlled by Licensee or any of its Affiliates as of the Effective Date or at any time during the Term and directed to any Licensed Compound or Licensed Product and that: (i) is conceived or developed by Licensor or any of its Affiliates or any of its or their Sublicensees in the course or as a result of the Development, Manufacture or other Exploitation of any Licensed Compound or Licensed Product; or (ii) both: (A) is conceived or developed by a Third Party contractor on behalf of Licensor or any of its Affiliates or any of its or their Sublicensees in the course or as a result of Development, Manufacture or other Exploitation of any Licensed Compound or Licensed Product, and (B) is Controlled by Licensor or any of its Affiliates or any of its or their Sublicensees; or (iii) [***]; or (iv) [***]; and (v) [***]; and
(b)any Patents that claim Licensed Know-How described in Section 6.1.3(a).
Licensee hereby assigns and shall cause its Affiliates and their respective employees, agents and consultants to assign, to Licensor any and all right, title and interest Controlled by Licensee, its Affiliates and their respective employees, agents, consultants and Third Party contractors to effectuate the provisions regarding ownership set out in this Section 6.1.3.
6.1.4.Licensee Intellectual Property. As between the Parties (except for [***]), Licensee shall own and retain all right, title and interest in and to all Licensee Improvements. Licensee shall promptly notify Licensor in writing of any Licensee Improvements.
6.1.5.Licensor Improvements. [***] Licensor shall own all Improvements (other than AstraZeneca Product IP) invented or developed by or on behalf of (a) Licensor or (b) except [***], Licensee (including their respective Affiliate’s employees, contractors and/or agents) or jointly by such parties except for [***] (“Licensor Improvements”). [***]. The following provisions shall apply [***]:
(a)[***].
(b)[***].

(c)[***].
(d)[***].
(e)[***].
(f)[***].
(g)[***].
(h)[***].
For the avoidance of any doubt, [***].
6.1.6.Inventions. Subject to Section 6.1.2, ownership of all Inventions (other than AstraZeneca Product IP) shall follow inventorship as determined in accordance with U.S. patent laws, such that each Party shall solely own all Inventions (other than AstraZeneca Product IP) invented or developed solely by or on behalf of such Party (including its and its Affiliate’s employees, contractors and/or agents).
6.1.7.United States Law. The determination of whether any Invention is conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States in effect at the time of such conception, discovery, development or making, irrespective of where the same occurs.
6.1.8.Assignment Obligation.
(a)Employees, Consultants and Third Party Contractors of Licensee and its Affiliates.
(i)AstraZeneca Product Improvements. Licensee shall cause each employee, individual consultant and Third Party contractor that Licensee or its Affiliate proposes to engage to conduct activities involving the AstraZeneca Product, including any use of the Ticagrelor Compound, any AstraZeneca Product or any AstraZeneca Product Know-How under or in connection with this Agreement on behalf of Licensee or its Affiliates (excluding Licensor and its Affiliates) who conceives, discovers, develops or otherwise makes any AstraZeneca Product Improvement under or in connection with activities conducted pursuant to this Agreement to be under an obligation to assign to Licensee their rights in any such AstraZeneca Product Improvement. If (A) Licensee is unable to cause such Third Party contractor or consultant (including any contractor who is, or a consultant who is employed by, a governmental, not-for-profit, or public institution that has standard policies against such an assignment) to agree to such assignment obligation with respect to

AstraZeneca Product Improvements despite Licensee’s using commercially reasonable efforts to negotiate such assignment obligation, or (B) Applicable Law would prohibit Licensee from requiring such an assignment from such Third Party contractor or consultant, in each case ((A) and (B)) Licensee shall refrain from using such Third Party contractor or consultant to conduct activities pursuant to this Agreement unless both Licensor and MedImmune consent in writing, such consent by Licensor not to be unreasonably withheld, conditioned or delayed and Licensor shall use Commercially Reasonable Efforts to seek MedImmune’s consent. Licensor shall respond to any such request for consent within sixty (60) days. Licensee shall require its and its Affiliates’ Sublicensees to be subject to the obligations set forth in this Section 6.1.8(a)(i) to the same extent as Licensee.
(ii)Information and Inventions Other than AstraZeneca Product Improvements. Except with respect to any AstraZeneca Product Improvement, which shall be governed by Section 6.1.8(a)(i), Licensee shall cause each employee and individual consultant (excluding Licensor and its Affiliates) of Licensee or its Affiliates (but excluding Third Party contractors of Licensee and its Affiliates, which are separately addressed in Section 6.1.8(b)) who conceives, discovers, develops or otherwise makes (i) any Information that is directed to a Licensed Compound or Licensed Product and was not previously in the public domain or (ii) any other Invention directed to a Licensed Compound or Licensed Product (but, in each case ((i) and (ii)), excluding any AstraZeneca Product Improvement), in connection with activities conducted relating to this Agreement to be under an obligation to assign to Licensee their rights in any such Information or other Invention. In the case of any consultant of Licensee or its Affiliates (excluding Licensor and its Affiliates and Licensee’s and its Affiliates’ Third Party contractors), if Licensee is unable to cause such consultant to agree to such assignment obligation despite Licensee using commercially reasonable efforts to negotiate such assignment obligation, then Licensee shall either: (A) cause such consultant to grant an exclusive, worldwide license, with the right to sublicense through multiple tiers, under their rights in such Information or other Invention to Exploit the Licensed Compounds and Licensed Product in the Field, except where Applicable Law requires otherwise and except in the case of consultants who are employed by governmental, not-for-profit, or public institutions that have standard policies against such an assignment (in which case, Licensee shall use commercially reasonable efforts to obtain a suitable license, or right to obtain such a license); or (B) refrain from using such consultant to conduct activities pursuant to this Agreement unless both Licensor and MedImmune consent in writing, such consent by Licensor not to be unreasonably withheld, conditioned or delayed and Licensor shall use Commercially Reasonable Efforts to seek

MedImmune’s consent. Licensor shall respond to any such request for consent within forty-five (45) days. Licensee shall require its and its Affiliates’ Sublicensees to be subject to the obligations set forth in this Section 6.1.8(a)(ii) to the same extent as Licensee.
(b)Third Party Contractors. Except with respect to any AstraZeneca Product Improvement, which shall be governed by Section 6.1.8(a)(i), Licensee shall use commercially reasonable efforts to obtain from each Third Party contractor that Licensee or its Affiliate proposes to engage to conduct activities under or in connection with this Agreement on behalf of Licensee or its Affiliates an assignment, an exclusive license, or a non-exclusive license (in order of preference), with the right to sublicense through multiple tiers, to Licensee of (i) any Information that is directed to a Licensed Compound or Licensed Product and was not previously in the public domain or (ii) any other Invention directed to a Licensed Compound or Licensed Product, that, in each case ((i) and (ii)), such Third Party contractor conceives, discovers, develops or otherwise makes in connection with activities conducted relating to this Agreement. The Parties acknowledge that it may not be possible to obtain such assignment or license from any such Third Party contractor on terms acceptable to Licensee or at all (e.g., technology of broad applicability to the operation of such Third Party contractor’s business, or improvements to such Third Party contractor’s own proprietary technology used in the performance of services on behalf of Licensee or its Affiliate), and accordingly, the Parties agree that the inability of Licensee or its Affiliate, despite the use of commercially reasonable efforts, to obtain such assignment or license from a Third Party contractor on terms acceptable to Licensee or at all shall not constitute a breach of Licensee’s obligations under this Agreement. Licensee shall require its and its Affiliates’ Sublicensees to be subject to the obligations set forth in this Section 6.1.8(b) to the same extent as Licensee.
6.1.9.Ownership of Licensee Corporate Names and Licensed Trademarks. As between the Parties, Licensee shall own all right, title and interest to the Licensee Corporate Names and the Licensed Trademarks in the Territory.
6.1.10.Ownership of Licensor Corporate Names, Licensed Trademarks and MedImmune Corporate Names. As between the Parties, Licensor shall retain all right, title and interest in and to the Licensor Corporate Names and the Licensed Trademarks. Licensee acknowledges that, under the MedImmune License, MedImmune retains all right, title and interest in and to the MedImmune Corporate Names and any Trademarks with respect to any AstraZeneca Product (other than Generic Ticagrelor Products).
6.2.Maintenance and Prosecution of Patents.
6.2.1.Licensee Patent

(a)As between the Parties, Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Licensee Patents, including directing any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, worldwide, in each case, at its sole cost and expense and through counsel of its choice.
(b)Licensee shall keep Licensor reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Licensee Patents, as applicable, in the Territory, including by providing Licensor with a copy of material communications to and from any patent authority in the Territory regarding such Patents and by providing Licensor drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Licensor to review and comment thereon. Licensee shall consider in good faith the requests and suggestions of Licensor with respect to such drafts and with respect to strategies for filing and prosecuting such Licensee Patents in the Territory.
(c)If, as between the Parties, Licensee decides not to prepare, file, prosecute or maintain a Licensee Patent in a country in the Territory, Licensee shall provide reasonable prior written notice to Licensor of such intention and Licensor shall thereupon have the right, in its sole discretion, to assume the Control and direction of the preparation, filing, prosecution and maintenance of such Licensee Patent at its sole cost and expense in such country, provided that Licensor shall use a reputable, outside counsel mutually agreed to by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed, and, with respect to any AstraZeneca Product References in connection with the filing, prosecution or maintenance of any such Patents, using only factual statements supported by the approved label for the AstraZeneca Product or presenting a balanced view of the AstraZeneca Product considering the approved label thereof as a whole.
6.2.2.Licensed Patents.
(a)As between the Parties, Licensor shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Licensed Patents, including directing any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, worldwide, in each case, at its sole cost and expense and through counsel of its choice. Licensee shall use Commercially Reasonable Efforts, consistent with Applicable Law, to make employee inventors available to Licensor for consultation from time to time to facilitate Licensor’s prosecution of the Licensed Patents.
(b)Licensor shall keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Licensed Patents, as applicable, in the Territory, including by providing Licensee with a copy of material communications to and from any patent authority in the Territory regarding such Patents and by providing Licensee drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Licensee to review and comment thereon. Licensor shall consider in good faith the requests and suggestions of Licensee with respect to such drafts and with respect to strategies for filing and prosecuting such Licensed Patents in the Territory.
(c)If, as between the Parties, Licensor decides not to prepare, file, prosecute or maintain a Licensed Patent in a country in the Territory, Licensor shall provide reasonable prior written notice to Licensee of such intention and Licensee shall thereupon have the right, in its sole discretion, to assume the Control and direction of the preparation, filing, prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country, provided that Licensee shall use a reputable, outside counsel mutually agreed to by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed, and, with respect to any AstraZeneca Product References in connection with the filing, prosecution or maintenance of any such Patents, using only factual statements supported by the approved label for the AstraZeneca Product or presenting a balanced view of the AstraZeneca Product considering the approved label thereof as a whole.
6.2.3.AstraZeneca Product Patents. The Parties acknowledge that under the MedImmune License, MedImmune retains the sole right, but not the obligation, to prepare, file, prosecute and maintain the AstraZeneca Product Patents, including directing any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, worldwide, in each case, at its sole cost and expense and through counsel of its choice.
6.2.4.Cooperation. The non-prosecuting Party shall, and as necessary shall cause its Affiliates to, assist and cooperate with the prosecuting Party (and in the case of AstraZeneca Product Patents, assist and cooperate with MedImmune), as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Licensed Patents and AstraZeneca Product Patents, as applicable. Without limiting the foregoing, the non-prosecuting Party shall, and as necessary shall ensure that its Affiliates, (a) offer its comments, if any, promptly and (b) provide access to relevant documents and other evidence and make its employees available at reasonable business hours; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that the prosecuting Party shall reimburse the non-prosecuting Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

6.2.5.Patent Term Extension and Supplementary Protection Certificate.
(a)The Parties shall attempt to make decisions by mutual agreement regarding patent term extensions and supplementary protection certificates in the Territory with respect to any extensions that are now or become available in the future, wherever applicable, for the Licensed Patents and/or the Licensee Patents with respect to Licensed Compounds and Licensed Product, in each case including whether or not to so apply. If, with respect to any such Licensed Patents and/or and the Licensee Patents, the Parties cannot agree on which Licensed Patents and/or and the Licensee Patents as to which the term is to be extended in such country, then [***].
(b)For clarity, Licensor shall have the sole right to make decisions regarding, and shall have the sole right to apply for, patent term extensions outside the Territory.
6.2.6.Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Article 6, neither Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this Article 6 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).
6.3.Enforcement of Patents.
6.3.1.Notice. In the event that either Party receives notice of (a) any alleged or threatened infringement of the Licensed Patents or in any jurisdiction in the Territory or (b) any certification filed in any jurisdiction in the Territory that is equivalent or similar to a certification filed in the U.S. under the BPCI Act claiming that any Licensed Patents are invalid or unenforceable or claiming that any Licensed Patents would not be infringed by the making, having made, use, offer for sale, sale or import of a product (an “Infringement”), such Party shall promptly notify the other Party in writing of such Infringement.
6.3.2.Licensed Patents. As between the Parties, Licensor shall have the first right, but not the obligation, to prosecute Infringement in the Territory with respect to the Licensed Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Licensor’s sole cost and expense, using reputable, outside counsel mutually agreed to by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed, and, with respect to any AstraZeneca Product References in connection with the prosecution of Infringement with respect to any such Patents, using only factual statements contained in the approved label for the AstraZeneca Product or otherwise approved by Licensor and MedImmune in writing. In the event Licensor prosecutes any such Infringement, Licensee and MedImmune shall have the right to join as a party to such claim, suit or proceeding and participate with its own counsel at its sole cost and expense and the Parties shall consult prior to doing so; provided that Licensor shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. If Licensor or its designee does not take and continue to pursue commercially reasonable steps to prosecute an Infringement with respect to the Licensed Patents in the Field in the Territory within thirty (30) days following the date upon which Licensor first receives notice or otherwise learns of such Infringement or such shorter period as may be necessary to preserve Licensor’s rights to prosecute such Infringement effectively, unless the Parties otherwise agree in writing, or, provided such date occurs after Licensor receives notice or otherwise learns of such Infringement, ten (10) Business Days before the time limit, if any, set forth in Applicable Law for filing of such actions, whichever comes first, then (i) Licensor shall so notify Licensee and, (ii) Licensee may prosecute such alleged or threatened Infringement at its sole cost and expense.
6.3.3.AstraZeneca Product Patents. The Parties acknowledge that under the MedImmune License, MedImmune retains the sole right, but not the obligation, to prosecute Infringement with respect to the AstraZeneca Product Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at MedImmune’s sole cost and expense, using counsel of its choice.
6.3.4.Cooperation.
(a)The Parties agree to cooperate fully in any Infringement action pursuant to this Section 6.3 with respect to any Licensed Patents, including by making the inventors, applicable records, and documents (including laboratory notebooks) with respect to the relevant Patents available to the enforcing Party on the enforcing Party’s request. With respect to any such action controlled by the applicable enforcing Party, the other Party shall, and as necessary shall cause its Affiliates to, assist and cooperate with the enforcing Party, as the enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 6.3, including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours; provided that the enforcing Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.
(b)Unless otherwise set forth herein, the enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 6.3 in a manner that reasonably may have a material adverse effect on the rights or interest of the other Party or its Affiliates (including, in the case of Licensor as the other Party, a material adverse effect on the AstraZeneca Product) or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)The Parties acknowledge that under the MedImmune License, MedImmune retains the sole and absolute discretion to settle any claims with respect to the AstraZeneca Product or any AstraZeneca Product Patent, without consultation with Licensor and without regard to the effect of such settlements on any Licensed Product (provided that, if any such settlement of claims with respect to any AstraZeneca Product also involves a settlement of claims with respect to any Licensed Product, Licensor will use its Commercially Reasonable Efforts to ensure that MedImmune agrees not to settle any claims specifically with respect to the Licensed Product in a manner that would impose any costs or liability on, or involves any admission by, Licensor, without the express written consent of Licensor).
(d)In connection with any activities with respect to an Infringement action prosecuted by the applicable enforcing Party pursuant to this Section 6.3 involving Licensed Patents, the enforcing Party shall (i) consult with the other Party as to the strategy for the prosecution of such claim, suit, or proceeding, (ii) consider in good faith any comments from the other Party with respect thereto, and (iii) keep the other Party reasonably informed of any material steps taken, and provide copies of all material documents filed, in connection with such action.
6.3.5.Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 6.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the enforcing Party; provided, however, that any recovery realized by Licensee as a result of any action brought and controlled by Licensee with respect to a Licensed Patent pursuant to Section 6.3.2 shall be allocated as follows: (a) compensatory damages shall: (i) if awarded as lost sales, be treated as Net Sales of Licensed Product in the quarter in which such recovery is received for purposes of Section 5.3; and (ii) if not awarded as lost sales, be treated as profits or royalties, as appropriate, and shall be used to determine lost sales, which lost sales shall be treated as Net Sales of Licensed Product for purposes of Section 5.3 in the quarter in which such recovery is received, provided that in no event shall Licensor be obligated to pay to Licensee more than [***]% of any damages described in this clause (ii).
6.3.6.Biosimilar Applicants. If either Party receives a copy of an application for a Biosimilar Product in the Territory referencing a Licensed Product, or otherwise becomes aware that such an application has been submitted to a Regulatory Authority for Regulatory Approval in the Territory (such as in an instance described in the Biosimilar Regulations), then this Section 6.3.6 shall apply, and, within ten (10) Business Days, such

Party shall notify the other Party. The Party that is not the “reference product sponsor,” as defined in the Biosimilar Regulations, shall have the right, but not the obligation, to seek permission or take other steps necessary to view the application and related confidential information from the filer of the application for a Biosimilar Product (“Biosimilar Filer”) to the extent permitted under the Biosimilar Regulations. Regardless of the Party that is the “reference product sponsor” for purposes of such Biosimilar Product application:
(a)Licensee shall have the sole right to manage and prosecute biosimilar litigation in the Territory, subject to the provisions of this Section 6.3.6.
(b)Licensee will have the sole right to designate pursuant to the Biosimilar Regulations the outside counsel and in-house counsel who will receive confidential access to the Biosimilar Product application in the Territory and manufacturing process information of the Biosimilar Filer in the Territory.
(c)Licensee shall have the sole right to (i) list any Patents, including those licensed hereunder, insofar as they claim or cover the applicable Licensed Product in the Territory as required pursuant to the Biosimilar Regulations, (ii) respond to any communications with respect to such lists from the Biosimilar Filer in the Territory, and (iii) negotiate with the Biosimilar Filer in the Territory as to whether to utilize a mechanism for information exchange other than that specified in the Biosimilar Regulations and as to the Patents that will be subject to the initial litigation procedure as described in the Biosimilar Regulations, to decide which Patent or Patents shall be selected for initial litigation under the Biosimilar Regulations.
(d)Licensee shall consult with Licensor prior to identifying any Licensed Patents or Licensee Patents to a Biosimilar Filer as contemplated by this Section 6.3.6. Licensee shall consider in good faith advice and suggestions with respect thereto received from Licensor, and notify Licensor of any such lists or communications promptly after they are made, in each case to the extent permitted by Applicable Law.
(e)Without limitation to the foregoing clauses ((a)-(d)), if a Party receives a notice of commercial marketing from any Biosimilar Filer in the Territory pursuant to the Biosimilar Regulations, such Party shall, within ten (10) Business Days of receiving any such notice, notify the other Party and provide the other Party with copies thereof. Thereafter, the Party controlling any action pursuant to this Section 6.3.6 shall have the first right to seek a preliminary injunction action or a declaratory judgment action pursuant to the Biosimilar Regulations, in which event the Parties shall be subject to Section 6.3.4 and Section 6.3.5, to the extent applicable, as if such action had been commenced pursuant to Section 6.3.2. If no such litigation is ongoing at the time of such notice, then Licensee will have the first right to seek such an injunction.

(f)If Licensee elects not to exercise its rights specified in this Section 6.3.6, it shall notify Licensor reasonably in advance of the time limits specified for any application for a Biosimilar Product (and in any event within such period as may be necessary to preserve Licensor’s rights to exercise such rights), then, to the extent permissible under the Biosimilar Regulations, Licensor may thereafter elect to exercise those rights with respect to that application for a Biosimilar Product, at Licensor’s sole expense. Licensee shall use its commercially reasonable efforts to enable Licensor to exercise such rights to the maximum extent permitted by Applicable Law, including to provide Licensor with drafts of any lists or communications described in the foregoing clauses (b) or (c) prior to providing such lists or communications to the Biosimilar Filer, consider in good faith advice and suggestions with respect thereto received from Licensor, notify Licensor of the provision to the Biosimilar Filer of any such lists or communications promptly after they are made and take such other actions with respect to the Biosimilar Filer on behalf of Licensor as may be necessary to give effect to the foregoing rights of Licensor; provided that Licensor shall reimburse Licensee for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.
(g)The Parties recognize that procedures other than those set forth above may apply with respect to applications for Biosimilar Products. In the event that the Parties determine that certain provisions of Applicable Law in any country in the Territory apply to actions taken by the Parties with respect to applications for Biosimilar Products in such country, the Parties shall comply with any such Applicable Law in such country (and any relevant and reasonable procedures established by Parties) in exercising their rights and obligations with respect to applications for Biosimilar Products under this Section 6.3.6. The Party that does not control the actions contemplated by this Section 6.3.6 shall cooperate with the controlling Party in implementing any decisions that the controlling Party elects to take pursuant to this Section 6.3.6.
6.4.Infringement Claims by Third Parties. If the Development or Commercialization of a Licensed Product in the Territory pursuant to this Agreement results in any claim, suit or proceeding by a Third Party against Licensee or any of its Affiliates or its or their Sublicensees alleging infringement (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated by Licensee or any of its Affiliates pursuant to Section 6.3.2, Licensee shall promptly notify Licensor thereof in writing. Except as provided in Section 9.3.2, as between the Parties, Licensor shall have the first right to defend against any such claim, suit or proceeding at its sole cost and expense, using reputable, outside counsel mutually agreed to by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed, and, with respect to any AstraZeneca Product References in connection with the defense of any such claim, suit or proceeding with respect to a Licensed Patent, using only factual statements contained in the approved label for the AstraZeneca Product or otherwise approved by Licensor and MedImmune in writing; provided that Licensee shall respond to any request to use an AstraZeneca Product Reference in connection with any such defense within ten (10) days of receipt of such request. Licensee and MedImmune may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Licensor shall retain the right to control such claim, suit or proceeding. Licensee shall, and as necessary shall cause its Affiliates to, assist and cooperate with Licensor, as Licensor may reasonably request from time to time, in connection with its activities set forth in this Section 6.4, including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours; provided that Licensor shall reimburse Licensee for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Licensor shall keep Licensee reasonably informed of all material developments in connection with any such claim, suit or proceeding. Licensor agrees to provide Licensee with copies of all material pleadings filed in such action and to allow Licensee reasonable opportunity to participate in the defense of the claims. Any damages, or awards, including royalties incurred or awarded in connection with any Third Party Infringement Claim defended by Licensor under this Section 6.4 shall be borne by Licensor. If Licensor or its designee does not take commercially reasonable steps to defend against such claim, suit or proceeding within ninety (90) days following the date upon which Licensor first receives notice or otherwise learns of such Third Party Infringement Claim or, provided such date occurs after Licensor receives notice or otherwise learns of such Third Party Infringement Claim, ten (10) Business Days before the time limit, if any, set forth in Applicable Law for filing of such actions, whichever comes first, then (a) Licensor shall so notify Licensee and (b) Licensee may defend against such Third Party Infringement Claim at its sole cost and expense. For clarity, except as provided in Section 9.3.2, as between the Parties, Licensee and its Affiliates shall have and retain the right to defend against any claim, suit or proceeding brought against Licensee or any of its Affiliates.
6.5.Invalidity or Unenforceability Defenses or Actions.
6.5.1.Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents anywhere in the world by a Third Party of which such Party becomes aware.
6.5.2.Licensed Patents. Except as provided in Section 9.3.2, as between the Parties, Licensor shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Patents at its sole cost and expense, using reputable, outside counsel mutually agreed to by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed; including, when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 6.3; provided that if any such claim is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 6.3, then the Party controlling such Infringement action shall have the first right to defend and control the defense of the validity and enforceability of the applicable Patents. With respect to any such claim, suit or proceeding with respect to any of the Licensed Patents, Licensee may participate in such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Licensor shall retain control of the defense in such claim, suit or proceeding. If Licensor or its designee elects not to defend or control the defense of the Licensed Patents or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding with respect to the Licensed Patents, then Licensee may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense. Licensor shall have the sole right, but not the obligation to defend and control the defense of the validity and enforceability of any Licensed Patent outside the Territory at Licensor’s sole cost and expense using counsel of its own choice and Licensee shall have no right to conduct, control or defend any such clam if Licensor fails to initiate or maintain the defense of any such claim, suit or proceeding.
6.5.3.AstraZeneca Product Patents. The Parties acknowledge that under the MedImmune License, MedImmune retains the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the AstraZeneca Product Patents its sole cost and expense, using counsel of its own choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 6.3.
6.5.4.Cooperation. The non-controlling Party in any action pursuant to this Section 6.5 shall, and as necessary shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 6.5, including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse the non-controlling Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. In connection with any activities with respect to a defense, claim or counterclaim relating to the Licensed Patents pursuant to this Section 6.5, Licensor shall (a) consult with Licensee as to the strategy for such activities, (b) consider in good faith any comments from Licensee, and (c) keep Licensee reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.
6.6.Licensed Trademarks.
6.6.1.Prosecution of Licensed Trademarks. Licensor shall have the first right, but not the obligation, to register, prosecute, and maintain the Licensed Trademarks using counsel of its own choice. At any time during which Licensor is exercising this right, all costs and expenses of registering, prosecuting and maintaining the Licensed Trademarks shall be borne solely by Licensor. Licensee shall use Commercially Reasonable Efforts, consistent with Applicable Law, to provide such reasonable assistance as Licensor may request from time to time to facilitate Licensor’s registration, prosecution and maintenance of the Licensed Trademarks in the Territory.

6.6.2.Licensor shall keep Licensee reasonably informed of progress with regard to the registration, prosecution and maintenance of the Licensed Trademarks, as applicable, including by providing Licensee with a copy of material communications to and from any relevant trademark registration office regarding such Licensed Trademarks and by providing Licensee drafts of any material filings or responses to be made to such trademark offices sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Licensee to review and comment thereon. Licensor shall consider in good faith the requests and suggestions of Licensee with respect to such drafts and with respect to strategies for registering and maintaining such Licensed Trademarks in the Territory.
6.6.3.If Licensor decides not to register, prosecute or maintain a Licensed Trademark in a country in the Territory, Licensor shall provide reasonable prior written notice to Licensee of such intention and Licensee shall thereupon have the right, in its sole discretion, to assume the control and direction of the registration, prosecution and maintenance of such Licensed Trademark at its sole cost and expense in such country, provided that Licensee shall use a reputable, outside counsel mutually agreed to by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed.
6.6.4.Enforcement of Licensed Trademarks. Subject to Sections 10.4.2(b) and 10.4.3(b), Licensor shall have the first right, but not the obligation, during the Term to take such action as Licensor deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Licensed Trademarks by a Third Party in the Territory (“Third Party Trademark Infringement”) at its sole cost and expense and using counsel of its own choice and Licensor shall retain any damages or other amounts collected in connection therewith. If Licensor or its designee does not take and continue to take action against such Third Party Trademark Infringement, Licensee may, by giving notice in writing to Licensor, take such action as Licensee deems necessary against such Third Party Trademark Infringement at its sole cost and expense and using counsel of its own choice and Licensee shall retain any damages or other amounts collected in connection therewith.
6.6.5.Third Party Claims. Subject to Sections 10.4.2(b) and 10.4.3(b), Licensor shall have the first right, but not the obligation, during the Term to defend against and settle any alleged, threatened, or actual claim by a Third Party that the use or registration of the Licensed Trademarks by Licensee or any of its Affiliates or Sublicensees in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Licensed Trademarks with respect to a Licensed Product in the Territory (“Third Party Trademark Claim”), at its sole cost and expense and using counsel of its choice and any damages or awards, including royalties incurred or awarded in connection with any such claim defended by Licensor under this Section 6.6.5, shall be for the account of Licensor. If Licensor or its designee does not take and continue to take action to defend such Third Party Trademark Claim, Licensee may, by giving notice in writing to Licensor, take such action as Licensee deems necessary to defend such Third Party Trademark Claim at its sole cost and expense and using counsel of its own choice and any damages or awards, including royalties incurred or awarded in connection with any such claim defended by Licensee under this Section 6.6.5, shall be for the account of Licensee.
6.6.6.Cooperation. The Parties agree to cooperate fully in any Third Party Infringement or Third Party Claim under this Section 6.6 with respect to any Licensed Trademarks. With respect to any such action controlled by the applicable enforcing or defending Party, the other Party shall, and as necessary shall cause its Affiliates to, assist and cooperate with the enforcing or defending Party, as the enforcing or defending Party may reasonably request from time to time, in connection with its activities set forth in this Section 6.6, including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours; provided that the enforcing Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.
6.7.Corporate Names and Licensed Trademarks.
6.7.1.Licensee shall not, and shall not permit its Affiliates or its or their Sublicensees to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes, any (or any part) of the Licensor Corporate Names, MedImmune Corporate Names or any Trademarks with respect to any AstraZeneca Product anywhere in the world, (b) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the MedImmune Corporate Names or any Trademarks with respect to any AstraZeneca Product anywhere in the world, or (c) attack, dispute or contest the validity of or ownership of the Licensor Corporate Names, MedImmune Corporate Names or any Trademarks with respect to any AstraZeneca Product anywhere in the world or any registrations issued or issuing with respect thereto or any pending registration thereof. Licensee agrees, and shall cause its Affiliates and Sublicensees, to conform (i) to the customary industry standards for the protection of any Licensed Trademarks and to such trademark usage guidelines as Licensor and MedImmune may furnish from time to time with respect to the use of any Licensed Trademarks and (ii) to adhere to and maintain high quality standards with respect to goods sold and services provided under any Licensed Trademarks. For purposes of Sections 6.7.1 and 6.7.2, references to AstraZeneca Product exclude Generic Ticagrelor Products.
6.7.2.Without limitation to the foregoing, the use of any Licensed Trademarks by Licensee, its Affiliates and its and their Sublicensees shall be subject to the terms and conditions of this Agreement, including Sections 4.4.6 and 6.7.1. Each use of any Trademark with respect to the AstraZeneca Product by Licensee, its Affiliates and its and

their Sublicensees shall be subject to the prior review and approval of Licensor and MedImmune, such approval by Licensor not to be unreasonably withheld, conditioned or delayed and Licensor shall use Commercially Reasonable Efforts to seek approval by MedImmune. Licensee covenants to Licensor that, except as expressly permitted in this Agreement, Licensee and its Affiliates and its or their Sublicensees shall not (a) in connection with the Development or Commercialization of any Licensed Product, use any Licensed Trademark or any other Trademark with respect to the AstraZeneca Product or (b) assist, authorize or enable any Distributor or other Third Party contractor of Licensee, its Affiliates or its or their Sublicensees to use any Licensed Trademark or any other Trademark with respect to the AstraZeneca Product.
ARTICLE 7
CONFIDENTIALITY AND NON-DISCLOSURE
7.1.Confidentiality Obligations. At all times during the Term and for a period of ten (10) years following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement (except that the obligations will survive thereafter with respect to any Confidential Information that constitutes a trade secret under Applicable Law). “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, including information relating to the terms of this Agreement (subject to Section 7.4), information relating to any Licensed Compound or Licensed Product (including the Regulatory Documentation), any Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Licensed Know-How or Licensee Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of such Party. Notwithstanding the foregoing, (a) the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto and (b) any AstraZeneca Product Know-How and any AstraZeneca Product Improvement shall be deemed to be the Confidential Information of Licensor (as between the Parties), and Licensee shall be deemed to be the receiving Party and Licensor shall be deemed to be the disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 7.1 with respect to any Confidential Information shall not include any information that the receiving Party can demonstrate by competent evidence:
7.1.1.is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

7.1.2.can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;
7.1.3.is subsequently received by the receiving Party on a non-confidential basis from a Third Party who is not bound by any obligation of confidentiality with respect to such information;
7.1.4.has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or
7.1.5.can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.
7.2.Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:
7.2.1.made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that, to the extent practicable under the circumstances, the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
7.2.2.made by or on behalf of the receiving Party in connection with prosecuting or defending litigation; provided, however, that, to the extent practicable under the circumstances, the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to obtain a protective order requiring that the Confidential Information and documents that are the subject of such litigation be held in confidence by the Persons prosecuting or defending such litigation or, if disclosed, be used only for the purposes in connection with such litigation;
7.2.3.made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval made consistent with the terms and conditions of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;
7.2.4.made by or on behalf of the receiving Party to a patent authority as required for purposes of obtaining or enforcing a Patent as permitted by this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;
7.2.5.made by the receiving Party to its Affiliates or potential future or actual sublicensees (including Sublicensees) or distributors, or by the receiving Party or its Affiliates, sublicensees (including Sublicensees) or distributors to Third Parties, in each case, as may be necessary or useful in connection with the Exploitation of any Licensed Compound or Licensed Product as contemplated by this Agreement, and in the case of Licensor, for disclosure to MedImmune or its Affiliates for use in connection with MedImmune or its Affiliates’ Exploitation of the AstraZeneca Product, including subcontracting or sublicensing transactions in connection therewith; provided, however, that such disclosures are made under obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7 (with a duration of confidentiality and non-use obligations as appropriate that is no less than five (5) years from the date of disclosure);
7.2.6.made by or on behalf of the receiving Party to consultants of such receiving Party, or other Third Party service providers performing activities on behalf of such receiving Party hereunder or in connection herewith; provided, however, that (a) such disclosure shall be limited to only that Confidential Information required to enable such Third Party to perform the applicable activities and (b) such Third Party shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7 (with a duration of confidentiality and non-use obligations as appropriate that is no less than five (5) years from the date of disclosure); provided, further, that if either Party seeks to disclose the terms of this Agreement to consultants or Third Party service providers, the Party seeking to disclose this Agreement must obtain the other Party’s prior written consent before disclosing this Agreement (such consent not to be unreasonably withheld, delayed or conditioned);
7.2.7.made by or on behalf of the receiving Party to potential or actual investors, investment bankers, lenders or acquirers as may be necessary in connection with their evaluation of such potential or actual investment, loan, financing or acquisition; provided, however, that such persons shall be subject to reasonable obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7, with a duration of confidentiality and non-use obligations that is no less than five (5) years from the date of disclosure; provided, further, that: (a) upon the written request of either Party, the Parties shall, within thirty (30) days of such request, mutually agree in good faith on a redacted version of this Agreement that may be provided by a Party to a bona fide potential investor, acquirer or divestment partner, such agreement not to be unreasonably withheld, delayed or conditioned, and such redactions not to be so extensive that they do not permit a potential investor, acquirer or divestment partner to gain a reasonable understanding of the relationship established by this Agreement or to conduct reasonable due diligence regarding this Agreement (such redacted version, the “Redacted Agreement”), and such Party shall have the right to provide any such bona fide potential investor, acquirer or divestment partner with the Redacted Agreement or a summary thereof; and (b) if a Party seeks to disclose any terms of this Agreement that were redacted from the Redacted Agreement to potential investors, acquirers or divestment partners, the Party seeking to disclose such terms must obtain the other Party’s prior written consent before disclosing such terms (such consent not to be unreasonably withheld, delayed or conditioned). In no event shall the Party seeking to disclose Confidential Information of the other Party or the terms of this Agreement to a potential investor, acquirer or divestment partner be required to disclose the identity of such potential investor, acquirer or divestment partner to the other Party; or
7.2.8.in the case of Licensor, Licensor may disclose Confidential Information of Licensee to MedImmune in order to comply with Licensor’s obligations under the MedImmune License.
Notwithstanding the foregoing, Licensee shall not, without Licensor’s and MedImmune’s prior written consent, which may be withheld in Licensor’s and MedImmune’s sole discretion, disclose any AstraZeneca Product Know-How (other than AstraZeneca Product Know-How that is or becomes part of the public domain by public use, public general knowledge or the like through no breach of this Agreement by Licensee or any of its Affiliates or its or their Sublicensees) or any other Confidential Information specifically relating to the AstraZeneca Product, any AstraZeneca Product Improvement or AstraZeneca Product Patents, except in each case to the extent provided in Section 7.2.1 or, with respect to actual Sublicensees but not with respect to potential future sublicensees, Section 7.2.5.
7.3.Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their licensors (including MedImmune and its Affiliate, AstraZeneca), (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity in connection with this Agreement or activities hereunder without the prior written approval of such other Party. The restrictions imposed by this Section 7.3 shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).
7.4.Public Announcements.
7.4.1.Subject to this Section 7.4.1, neither Party or any of its Affiliates shall issue any public announcement, press release or other similar formal public disclosure (e.g., a disclosure required to be made in a registration statement, periodic report or similar filing) regarding this Agreement without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. The Party proposing to make such public announcement, press release or other similar formal public disclosure shall provide a copy of any such public announcement, press release or other similar formal public disclosure to the other Party reasonably (to the extent practicable under the circumstances) but in all cases no less than five (5) Business Days (or, in the case of a disclosure covered by the third sentence of this Section 7.4.1, one (1) Business Day) in advance of issuing or otherwise publicly disclosing such public announcement, press release or other similar formal public disclosure. In the event and to the extent a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public announcement, press release or other similar formal public disclosure, such Party shall submit the proposed public announcement, press release or other similar formal public disclosure in writing to the other Party reasonably (to the extent practicable under the circumstances) but in all cases no less than one (1) Business Day in advance. Under the circumstances covered in the immediately preceding sentence and subject to Section 6.7, the releasing Party shall not be obligated (a) to delay making any such public announcement, press release or other similar formal public disclosure beyond the time when the same is required to be made in order to facilitate review and comment by the other Party or (b) to refrain from issuing such public announcement, press release or other similar formal public disclosure for which approval has not been provided by the other Party. In the event and to the extent a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make any disclosure regarding this Agreement in any required filing, neither Party shall be required to seek the consent of the other Party to repeat such disclosure in a subsequent required filing (but not, for clarity, in any other public announcement or a press release) by a Party in accordance with this Section 7.4.1; provided that (i) such disclosure remains accurate as of such time in light of the then-applicable circumstances and (ii) the frequency and form of such disclosure are reasonable, including in light of the context of such disclosure taking into account the passage of time and other circumstances. Subject to Section 4.3.2, each Party may, without the other Party’s consent, issue public announcements, press releases or other similar formal public disclosures solely regarding (x) clinical trials of Licensed Product in the Territory, including the initiation, enrollment status and results thereof, (y) the filing, or acceptance for filing, of INDs and Drug Approval Applications for Licensed Product in the Territory, or (z) the receipt of Regulatory Approvals with respect to Licensed Product in the Territory; provided, however, that such Party shall provide a copy of any such public announcements, press releases or other similar formal public disclosures to the other Party reasonably (to the extent practicable under the circumstances) but in all cases no less than five (5) Business Days (or, in the case of a public disclosure covered by the third sentence of this Section 7.4.1, one (1) Business Day) in advance of issuing such public announcement, press release or other similar formal public disclosure; provided, further, that any such public announcement, press release or other similar formal public disclosure that includes an AstraZeneca Product Reference shall be subject to Licensor’s and MedImmune’s prior written consent, such consent by Licensor not to be unreasonably withheld, conditioned or delayed and Licensor shall use Commercially Reasonable Efforts to seek MedImmune’s consent. In addition, either Party may disclose amounts paid to or received by either Party in respect of the achievement of any milestone events.
7.4.2.Without limitation to Section 7.4.1, which applies to public announcements, press releases and other similar formal public disclosures, and to Section 7.5 which applies to publications in scientific or medical journals, reference publications or scientific or medical presentations, the Parties acknowledge that, in the course of Developing and Commercializing the Licensed Product, Licensee and its Affiliates will need to communicate orally or otherwise informally with various Third Parties (including industry analysts and key opinion leaders) concerning the Licensed Product and that, given the relationship of the Licensed Product to the AstraZeneca Product, such communications may implicate the positioning of the Licensed Product in relation to the AstraZeneca Product. Section 7.4.1 is not intended to cover such oral or other informal communications with Third Parties (other than Regulatory Authorities). Subject to Sections 4.4.6 and 7.5, Licensee shall have the right to engage in such oral or other informal communications with Third Parties, provided that in engaging in such oral or other informal communications with Third Parties, Licensee and its Affiliates shall ensure that such communications regarding the Licensed Product are consistent with the then-applicable Product Positioning Principles approved by Licensor pursuant to Section 4.8.
7.4.3.For clarity, in no event shall Licensor or its upstream licensor, MedImmune, be required to notify Licensee of, or to obtain Licensee’s consent with respect to, any public announcement, press release or other public disclosure regarding the AstraZeneca Product that does not refer to a Licensed Product.
7.4.4.The terms of this Section 7.4 shall be applicable to any Sublicensee of Licensee or any of its Affiliates.
7.5.Publications. The Parties recognize the desirability of publishing the results of Development activities under this Agreement. Accordingly, Licensee shall be permitted to publicly disclose in scientific or medical journals, reference publications or scientific or medical presentations the results of Development activities performed by Licensee or Licensor under this Agreement in accordance with this Section 7.5. Prior to making any such publication or disclosure, Licensee shall provide Licensor with drafts of such proposed publication or disclosure, including as applicable proposed abstracts, manuscripts or summaries of presentations. Licensor shall respond promptly through its designated representative and in any event no later than thirty (30) days after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Licensee agrees to allow a reasonable additional period to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of Licensor in a manner consistent with Applicable Law and industry practices. In addition, Licensee shall give due regard to comments furnished by Licensor and such comments shall not be unreasonably rejected; provided, however, that if any such abstract, manuscript or summary of presentations contains any AstraZeneca Product Reference that (a) is not supported by the approved labeling for the AstraZeneca Product or presents an unbalanced view of the AstraZeneca Product considering the approved labeling for the AstraZeneca Product as a whole or (b) contains projections of the market potential of the AstraZeneca Product, Licensee shall correct or remove such AstraZeneca Product Reference or such projections, as applicable. Notwithstanding the foregoing, subject to any copyrights or intellectual property rights of Third Parties, Licensee’s publications may include reprints of scientific or medical journal articles or reference publications regarding the AstraZeneca Product that, in each case, follow FDA’s “Good Reprint Practices for the Distribution of Medical Journal Articles and Medical or Scientific Reference Publications on Unapproved New Uses of Approved Drugs and Approved or Cleared Medical Devices” guidance or an equivalent regulatory guidance in the Territory. The terms of this Section 7.5 shall be applicable to any Sublicensee of Licensee or any of its Affiliates.
7.6.Securities Laws. Licensee acknowledges that Confidential Information disclosed or provided to Licensee by Licensor, including the results of any clinical trial or other study of a Licensed Product, may constitute or contain material non-public information regarding Licensor and that the United States securities laws prohibit any Person who has such material non-public information from purchasing or selling securities of a publicly traded company on the basis of such information and from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.
7.7.Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain license rights under the surviving provisions of this Agreement, at the requesting Party’s election, (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-

requesting Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.1.
7.8.Reporting to Wacker Biotech. Licensee shall provide to Licensor on request all information and documents in its possession or control as reasonably required for Licensor to meet its requirements under Section 4.6 of the Wacker License.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
8.1.Mutual Representations and Warranties. Licensor and Licensee each represents and warrants to the other, as of the Effective Date, and covenants, that:
8.1.1.it is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;
8.1.2.the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) any requirement of any Applicable Law; or (c) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;
8.1.3.this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
8.1.4.it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and
8.1.5.neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services or activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It will inform the other Party in writing promptly if it or any such Person who is performing services or activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.
8.2.Additional Representations and Warranties of Licensor. Licensor further represents and warrants to Licensee, as of the Effective Date, that:
8.2.1.Licensor Controls the Licensed Trademarks, the Licensed Know-How and the Licensed Patents as of the Effective Date and has the right to grant the licenses and other rights specified herein and has not granted to any Affiliate or Third Party any license or other right with respect to any Licensed Compound, Licensed Product, Licensed Trademarks, Licensed Patents or Licensed Know-How that conflicts with the licenses and other rights granted to Licensee herein;
8.2.2.Licensor does not require any further consents from any Third Party to enter into this Agreement and to provide all necessary rights to Licensee under the Upstream Agreements and other agreements with any Third Party relating to the Licensed Compound and/or the Licensed Product (including Wacker AG, Wacker Biotech and BioVectra);
8.2.3.to Licensor’s Knowledge, Schedule 1.788 sets forth all Patents Controlled by Licensor or its Affiliates that exist and are pending and claim the composition of matter or any method of use of the Licensed Compound;
8.2.4.except for the Upstream Agreements and licenses granted by a vendor or other service provider to Licensor or any of its Affiliates in the ordinary course of business, there are no agreements in effect as of the Effective Date between Licensor and a Third Party under which rights with respect to the Licensed Patents or Licensed Know-How are being licensed to Licensor;
8.2.5.Licensor has provided Licensee with a redacted copy of the each of the Upstream Agreements. Each of the Upstream Agreements is in full force and effect, and no notice of default or termination has been received or given under either of the Upstream Agreements;
8.2.6.Licensor has obtained the acknowledgment of MedImmune and the consent of SFJ as required for Licensor to grant the rights to Licensee hereunder. Licensor has provided Licensee with a copy of each such documents, and each of such documents is in full force and effect, and no notice of default or termination has been received or given under either of the documents.

8.2.7.to Licensor’s Knowledge, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Licensed Patent;
8.2.8.Licensor has not received any written claim or demand alleging that the Development or Commercialization of the Licensed Product as contemplated herein infringes any Patent owned by any Third Party;
8.2.9.there are no judgments or settlements against or owed by Licensor (or any of its Affiliates) with respect to the Licensed Patents or Licensed Know-How, and Licensor is not a party to any legal action, suit or proceeding relating to the Licensed Patents or Licensed Know-How, nor has Licensor received any written communication from any Third Party, including any Regulatory Authority or other government agency, threatening such action, suit or proceeding;
8.2.10.to the Knowledge of Licensor, there have been no material Safety/Efficacy Issue relating to the Licensed Compound and/or Licensed Product;
8.2.11.all material data, information and materials, including, but not limited to, Licensed Know-How, provided or disclosed to Licensee by Licensor prior to the Effective Date relating to non-clinical and clinical studies of the Licensed Compound and/or Licensed Product are, to the Knowledge of Licensor, accurate in all material respects, and, to the Knowledge of Licensor, neither Licensor nor any of its Affiliates or (sub)licensees has withheld or concealed from (a) Licensee any Serious Adverse Event and/or Spontaneous Adverse Event relating to the Licensed Compound and/or Licensed Product or (b) any Regulatory Authority in the Territory any material adverse information known to Licensor or any of its Affiliates in relation to the Licensed Compound and/or Licensed Product which might be reasonably expected to affect the decision of the Regulatory Authority to grant Regulatory Approval;
8.2.12.subject to Section 4.2.4, Licensor, its Affiliates, sublicensees and consultants have generated, prepared, maintained and retained in all material aspects all Regulatory Documentation relating to the Licensed Compound and/or Licensed Product that is required to be generated, maintained or retained pursuant to Applicable Law;
8.2.13.to the Knowledge of Licensor, neither Licensor nor its Affiliates, nor any of its or their respective directors, officers, employees or agents has (a) committed an act, (b) made a statement or (c) failed to act or make a statement, in any case ((a), (b) or (c)), that, at the time such statement, action, or omission occurred, (x) was an untrue or fraudulent statement of material fact to the FDA or any other Regulatory Authority with respect to the Development, Manufacture, having Manufactured, use or Commercialization of the Licensed Compound and/or Licensed Product or (y) resulted in the FDA or any other Regulatory Authority invoking its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in any other country in the Territory, with respect to Development, Manufacture, having Manufactured, use or Commercialization of the Licensed Compound and/or Licensed Product;
8.2.14.to Licensor’s Knowledge: (i) Licensor has not been in material breach or default under the MedImmune License which has not been timely cured as permitted thereunder, and (ii) the MedImmune License is in full force and effect;
8.2.15.to Licensor’s Knowledge: (i) Licensor has not been in material breach or default under the SFJ Agreement which has not been timely cured as permitted thereunder, and (ii) the SFJ Agreement is in full force and effect; and
8.2.16.to Licensor’s Knowledge: (i) Licensor has not been in material breach or default under the Wacker License which has not been timely cured as permitted thereunder, and (ii) the Wacker License is in full force and effect.
8.3.DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE; AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
8.4.Anti-Bribery and Anti-Corruption Compliance. Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (“Representatives”) that for the performance of its obligations hereunder:
8.4.1.such Party and its Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any Anti-Corruption Laws.
8.4.2.such Party shall promptly provide the other Party with written notice of the following events: (a) upon becoming aware of any breach or violation by such Party or its Representative of any representation, warranty or undertaking set forth in Section 8.4.1, or (b) upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this Agreement that any of them is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.

ARTICLE 9
INDEMNITY
9.1.Indemnification of Licensor. Licensee shall save, indemnify, defend and hold harmless Licensor, its Affiliates, its or their (sub)licensees of the Licensed Product, MedImmune and its Affiliates, its or their (sub)licensees of AstraZeneca Product rights, and its and their respective directors, officers, employees and agents (collectively, “Licensor Indemnitees”), from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) to which any Licensor Indemnitee becomes subject as a result of any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee of this Agreement, including any representation, warranty or covenant herein or the enforcement of Licensor’s rights under this Section 9.1; (b) the gross negligence or willful misconduct on the part of any Licensee Indemnitee in performing its or their obligations under this Agreement; or (c) the Development and Commercialization by Licensee or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of any Licensed Compound or Licensed Product; except, in each case ((a), (b) and (c)), to the extent such Losses arise or result from the gross negligence or willful misconduct of any Licensor Indemnitee or the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement, as to which Losses each Party shall indemnify the other to the extent of their respective liability.
9.2.Indemnification of Licensee. Licensor shall save, indemnify, defend and hold harmless Licensee, its Affiliates, its or their (sub)licensees or its or their distributors or contractors, and its or their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), from and against any and all Losses to which any Licensee Indemnitee becomes subject as a result of any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Licensor of this Agreement, including any representation, warranty or covenant herein or the enforcement of Licensee’s rights under this Section 9.2; (b) the Exploitation by Licensor or any of its Affiliates or its or their (sub)licensees (other than Licensee, its Affiliates and Sublicensees) or its or their distributors or contractors of the Licensed Product; except, in each case ((a) and (b)), to the extent such Losses arise or result from the gross negligence or willful misconduct of any Licensee Indemnitee or the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.
9.3.Indemnification Procedures.
9.3.1.Notice of Claim. All indemnification claims in respect of a Licensor Indemnitee or Licensee Indemnitee shall be made solely by Licensor or Licensee, respectively (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 9, but in no event shall the indemnifying Party be liable for any Losses to the extent resulting from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
9.3.2.Control of Defense. The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically agreed in writing by the indemnifying Party.
9.3.3.Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment of such counsel has been specifically authorized in writing by the indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 9.3.2), (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.3.2 (in which case the Indemnified Party shall control the defense), or (c) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).
9.3.4.Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying

Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
9.3.5.Cooperation. Regardless of whether the indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.
9.3.6.Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their (sub)licensees and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
9.4.SPECIAL, INDIRECT AND OTHER LOSSES. EXCEPT IN THE EVENT OF (a) THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR (b) OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 7 OR SECTION 2.5, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 9.4 shall not be construed to limit either Party’s indemnification obligations under Section 9.1 or 9.2 (as applicable) and Section 9.3.

9.5.Insurance. Licensee shall have and maintain such types and amounts of insurance covering its Development and Commercialization of the Licensed Compounds and Licensed Product (and the Manufacturing of the Licensed Compounds and Licensed Product in the event that Licensee undertakes the Manufacture of the Licensed Compounds and Licensed Product in accordance with the terms of the Supply Agreement) as is (a) normal and customary in the biopharmaceutical industry generally for parties similarly situated and (b) otherwise required by Applicable Law. Upon request by Licensor, Licensee shall provide to Licensor evidence of its insurance coverage, including copies of applicable insurance policies. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to Licensee, then Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of five (5) years.
ARTICLE 10
TERM AND TERMINATION
10.1.Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last to expire Royalty Term in the Territory (such period, the “Term”). On a Licensed Product-by-Licensed Product and country-by-country basis, following the expiration of the Royalty Term for a Licensed Product in a country in the Territory, the grants in Section 2.1 and Section 2.7 for such Licensed Product in such country shall become non-exclusive, fully-paid, royalty-free, irrevocable and perpetual. Following the expiration of the last-to-expire Royalty Term for any and all Licensed Product in the Territory, the grants in Section 2.1 and Section 2.7 shall become non-exclusive, fully-paid, royalty-free, irrevocable and perpetual in their entirety.
10.2.Termination.
10.2.1.Material Breach.
(a)Material Breach Not Related to Diligence. In the event that either Party (the “Breaching Party”) shall be in material breach in the performance of any of its obligations under this Agreement (other than, in the case of Licensor, Licensor’s diligence obligations under Section 4.2.1, and in the case of Licensee, Licensee’s diligence obligations under Section 4.4.1, which are covered in Section 10.2.1(b) below), in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement in its entirety (or, if Licensor is the Non-Breaching Party, on a country-by-country basis) by providing ninety (90) days’ (or thirty (30) days’, in the case of a payment default) (the “Section 10.2.1(a) Notice Period”) prior written notice (the “Section 10.2.1(a) Termination Notice”) to the Breaching Party specifying the breach and its claim of right to terminate, subject to Section 10.2.1(c) below; provided that the termination shall not become effective at the end of the Section 10.2.1(a) Notice Period if the Breaching Party cures the breach specified in the Section 10.2.1(a) Termination Notice during the Section 10.2.1(a) Notice Period.

(b)Material Breach of Diligence Obligations. If at any time Licensee in good faith believes that Licensor is in material breach of its diligence obligations under Section 4.2.1, then Licensee shall so notify Licensor, specifying the basis for its belief, and the Parties shall meet within thirty (30) days after such notice to discuss in good faith Licensee’s concerns. If at any time Licensor in good faith believes that Licensee is in material breach of its diligence obligations under Section 4.4.1, then Licensor shall so notify Licensee, specifying the basis for its belief, and the Parties shall meet within thirty (30) days after such notice to discuss in good faith Licensor’s concerns. If, after such thirty (30) day period, the Parties agree that a Party is in breach of such obligations or if the Parties do not reach agreement as to whether or not a Party is in material breach of such obligations and resolve the issue, then in addition to any other right and remedy a Party may have, but subject to Section 10.2.1(c) below, the Non-Breaching Party may terminate this Agreement by providing ninety (90) days’ (the “Section 10.2.1(b) Notice Period”) prior written notice (the “Section 10.2.1(b) Termination Notice”) to the Breaching Party specifying the breach and its claim of right to terminate; provided that (i) the termination shall not become effective at the end of the Section 10.2.1(b) Notice Period if, in the case of a curable breach, the Breaching Party cures the breach specified in the Section 10.2.1(b) Termination Notice during the Section 10.2.1(b) Notice Period, and (ii) with respect to any uncurable breach or an uncured material breach of such diligence obligations (A) with respect to the EU Market, the Non-Breaching Party shall have the right to terminate the Agreement in its entirety or solely with respect to the EU Market or, (B) with respect to any other country that is not in the EU Market, the Non-Breaching Party shall have the right to terminate this Agreement solely with respect to such country.
(c)Dispute Regarding Breach. Notwithstanding the foregoing provisions of this Section 10.2.1, in the event that, during the applicable Notice Period, the allegedly Breaching Party shall have initiated dispute resolution in accordance with Section 11.6 with respect to the alleged breach, then the other Party shall not have the right to terminate this Agreement under this Section 10.2.1 unless and until (i) the Arbitrators, in accordance with Section 11.6, have determined that the Breaching Party has materially breached this Agreement and (ii) the Breaching Party fails to cure such breach within ninety (90) days (or thirty (30) days, in the case of a payment default) following the Arbitrators’ decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder.
(d)Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) proposes a written agreement of composition or extension of its debts generally, (e) is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within ninety (90) days of the filing thereof, (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, or (h) initiates actions to wind up or liquidate its business voluntarily or otherwise, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
10.2.2.Termination by Licensor. In the event that Licensee or any of its Affiliates or Sublicensees, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action, or cause of action for declaratory relief, damages, or any other remedy or for an enjoinment, injunction, or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable, or otherwise not patentable or alleging that any such claim would not be infringed by Licensee’s activities in the absence of the rights and licenses granted hereunder, then Licensor shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee; provided, however, that if any such proceeding is brought by a Sublicensee, Licensee shall have a period of sixty (60) days to cause such Sublicensee to cease such proceeding or terminate the applicable sublicense agreement, in which case Licensor shall not have the right to terminate this Agreement pursuant to this Section 10.2.2 by reason of the proceeding brought by such Sublicensee.
10.2.3.Termination by Licensee for Safety/Efficacy Issue or Commercial Viability Issue.
(a)Notice of Claimed Safety/Efficacy Issue or Commercial Viability Issue. In the event that Licensee believes in good faith that (i) a Safety/Efficacy Issue with respect to the Licensed Compound and/or any Licensed Product exists or (ii) a Commercial Viability Issue exists, Licensee shall provide written notice thereof to Licensor, which notice shall include reasonable details (in the case of Commercial Viability Issue, as further set forth in Section 10.2.3(b)) regarding, as applicable, the claimed Safety/Efficacy Issue and shall indicate whether the same is claimed to be a Global Safety/Efficacy Issue or a Market-Specific Safety/Efficacy Issue, or the claimed Commercial Viability Issue and shall indicate (x) in the case of a Safety/Efficacy Issue, whether the EU Market or other country or countries in the Territory are affected thereby; and (y) in the case of a Commercial Viability Issue, whether, based on Licensee’s assessment of such claimed Commercial Viability Issue with respect to the EU Market, such claimed Commercial Viability Issue is a Global Commercial Viability Issue. Within thirty (30) days of delivery of any such notice, the Parties shall discuss the applicable claimed Safety/Efficacy Issue or Commercial Viability Issue and attempt in good faith to reach mutual agreement (such agreement not to be unreasonably withheld, conditioned or delayed) as to, as applicable:
(i)whether or not it in fact constitutes a Safety/Efficacy Issue or Commercial Viability Issue;
(ii)in the case of a Safety/Efficacy Issue, whether the same is a Global Safety/Efficacy Issue or a Market-Specific Safety/Efficacy Issue;
(iii)solely in the case of a Market-Specific Safety/Efficacy Issue, whether or not such Safety/Efficacy Issue is reasonably curable within six (6) months of Licensee’s notice with the use of Commercially Reasonable Efforts to cure (and, if it is agreed to be so curable, the Parties shall attempt in good faith to mutually agree upon a curative plan); and
(iv)in the case of a claimed Commercial Viability Issue, whether such Commercial Viability Issue applies to the EU Market or is a Global Commercial Viability Issue,
(in each case ((i) through (iv)), a “Section 10.2.3 Matter”).
If the Parties are unable to reach mutual agreement within a further thirty (30) days, then, upon the written request of either Party, the matter shall be subject to resolution in accordance with Section 10.2.3(c).
(b)In the case of any claimed Commercial Viability Issue, Licensee shall provide at a minimum the following data and other information in support of such Commercial Viability Issue with respect to each applicable Market (including, with respect to the EU Market): [***].
(c)Expedited Resolution by Independent Expert. If the Parties are unable to reach mutual agreement within the period specified in the last sentence of Section 10.2.3(a), then, upon the written request of either Party, the applicable Section 10.2.3 Matter(s) may be referred by either Party to Licensor’s Chief Financial Officer or VP of Marketing/Chief Commercial Officer (or their respective designees) and Licensee’s Chief Financial Officer or VP of Marketing/Chief Commercial Officer (or their respective designees)for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by such senior representatives (or such designees) shall be conclusive and binding on the Parties. If such senior representatives (or such designees) are unable to resolve any such Section 10.2.3 Matter within such ten (10)-Business Day period, then either Party shall have the right to refer such Section 10.2.3 Matter to the Senior Officers for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by the Senior Officers shall be set forth in writing and signed by both Parties, whereupon it will be conclusive and binding on the Parties. If such Senior Officers (or such designees) are unable to resolve any such disagreement within such ten (10)-Business Day period, then, upon the written request of either Party, the determination of the Section 10.2.3 Matter shall be referred to an Independent Expert. “Independent Expert” means (i) an independent Third Party expert in the field of drug development and commercialization who is acceptable to both Parties or (ii) if the Parties fail to agree on an independent Third Party expert in accordance with the preceding clause (i) within thirty (30) days after such request for referral, an independent Third Party expert in the field of drug development and commercialization who is selected by mutual agreement of (A) an independent Third Party expert in the field of drug development and commercialization selected by Licensor within thirty-five (35) days after such request for referral and (B) an independent Third Party expert in the field of drug development and commercialization selected by Licensee within thirty-five (35) days after such request for referral (such selection to be made within five (5) days after the Parties have selected their respective independent Third Party experts). The sole authority of the Independent Expert will be to (x) set a schedule for expedited dispute resolution, (y) request supporting documentation from each Party with respect to the applicable Section 10.2.3 Matters and (z) make a determination as to each of the applicable Section 10.2.3 Matters based on such supporting documentation. Unless otherwise agreed by the Parties, the Independent Expert’s determination shall be final and binding upon the Parties. Unless otherwise agreed by the Parties, the Independent Expert shall be required to make his or her determination within ninety (90) days after his or her selection as the Independent Expert.
(d)Termination Rights.
(i)Market-Specific Safety/Efficacy Issue.
(A)    Reasonably Curable. If the Parties mutually agree (including by agreement of their senior representatives or Senior Officers as provided in Section 10.2.3(c)), or the Independent Expert determines, that (1) a claimed Market-Specific Safety/Efficacy Issue is in fact a Market-Specific Safety/Efficacy Issue and (2) such Market-Specific Safety/Efficacy Issue is reasonably curable within six (6) months of Licensee’s notice with the use of Commercially Reasonable Efforts to cure, then within thirty (30) days of such mutual agreement or Independent Expert determination (as applicable), the Parties shall mutually agree in good faith upon a commercially reasonable written curative plan and Licensee shall use Commercially Reasonable Efforts to carry out such curative plan within six (6) months thereafter, or, failing such mutual agreement on a curative plan within thirty (30) days of such mutual agreement or Independent Expert determination (as applicable), Licensee shall use Commercially Reasonable Efforts to cure such Safety/Efficacy Issue within six (6) months thereafter. If, despite Licensee’s use of Commercially Reasonable Efforts, such Market-Specific Safety/Efficacy Issue is not cured within such six (6)-month period, then Licensee shall have the right to terminate this Agreement in the country of the Territory where such Market-Specific Safety/Efficacy Issue exists upon thirty (30) days’ written notice to Licensor.
(B)    Not Reasonably Curable. If the Parties mutually agree (including by agreement of their senior representatives or Senior Officers as provided in Section 10.2.3(c)), or the Independent Expert determines, that (1) a claimed Market-Specific Safety/Efficacy Issue is in fact a Market-Specific Safety/Efficacy Issue and (2) such Market-Specific Safety/Efficacy Issue is not reasonably curable within six (6) months of Licensee’s notice with the use of Commercially Reasonable Efforts to cure, then Licensee shall have the right to terminate this Agreement in the country of the Territory where such Market-Specific Safety/Efficacy Issue exists upon thirty (30) days’ written notice to Licensor.
(ii)Global Safety/Efficacy Issue. If the Parties mutually agree (including by agreement of their senior representatives or Senior Officers as provided in Section 10.2.3(c)), or the Independent Expert determines, that a claimed Global Safety/Efficacy Issue is in fact a Global Safety/Efficacy Issue, then Licensee shall have the right to terminate this Agreement in its entirety upon thirty (30) days’ written notice to Licensor.
(iii)EU Market-Specific Commercial Viability Issue. If the Parties mutually agree (including by agreement of their senior representatives or Senior Officers as provided in Section 10.2.3(c)), or the Independent Expert determines, that a claimed Commercial Viability Issue with respect to the EU Market is in fact a Commercial Viability Issue with respect to the EU Market, then Licensee shall have the right to terminate this Agreement with respect to the EU Market only (but not this Agreement in its entirety) upon thirty (30) days’ written notice to Licensor.
(iv)Global Commercial Viability Issue. If the Parties mutually agree (including by agreement of their senior representatives or Senior Officers as provided in Section 10.2.3(c)), or the Independent Expert determines, that any Commercial Viability Issue(s) constitutes a Global Commercial Viability Issue, then Licensee shall have the right to terminate this Agreement in its entirety upon thirty (30) days’ written notice to Licensor.
10.2.4.Termination by Licensee for Withdrawal of AstraZeneca Product. In the event that the AstraZeneca Product is withdrawn by a Regulatory Authority in the EU Market, then Licensee shall have the right to terminate this Agreement in its entirety. Except as provided in the immediately foregoing sentence with respect to withdrawal in the EU Market, unless the Parties otherwise agree in writing, in the event that the AstraZeneca Product is withdrawn by a Regulatory Authority in a country other than the EU Market, such withdrawal shall not permit Licensee to terminate this Agreement in whole or in part; provided, however, that in such event Licensee shall be relieved of further diligence obligations under Section 4.1, with respect to such country. For purposes of this Section, references to AstraZeneca Product exclude Generic Ticagrelor Products.
10.2.5.Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual, written consent.
10.3.Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or Licensor including, without limitation, with respect to the Licensed Know-How and Licensed Patents are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or, (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. Each Party agrees that if it is or could be affected by an economic or financial crisis, it shall promptly inform the other Party of the possibility of the commencement of a bankruptcy procedure. Following receipt of such notice, the Party receiving the notice shall be entitled to exercise the rights granted to it by the provisions of this Section 10.3.
10.4.Consequences of Termination.
10.4.1.Effect of Termination on Fully-Paid Licenses. If the Royalty Term with respect to a Licensed Product in any country has expired on or before any termination of this Agreement prior to its expiration, the grants in Section 2.1 and Section 2.7 for such

Licensed Product in such country shall survive such termination of this Agreement on a non-exclusive, fully-paid, royalty-free, irrevocable and perpetual basis; provided that such grants shall not survive in the event this Agreement is terminated pursuant to Section 10.2.3.
10.4.2.Effect of Termination in its Entirety. In the event of termination of this Agreement in its entirety: (i) by Licensor due to breach of Licensee pursuant to Section 10.2.1 (Material Breach) or due to Licensee’s bankruptcy pursuant to Section 10.3(Rights in Bankruptcy) or (ii) by Licensee pursuant to Section 10.2.3(d)(i) (Market Specific Safety/Efficacy Issue), where this Agreement is terminated in its entirety, Section 10.2.3(d)(ii) (Global Safety/Efficacy Issue), Section 10.2.3(d)(iv) (Global Commercial Viability Issue) and Section 10.2.4 (Termination by Licensee for Withdrawal of AstraZeneca Product); or (iii) by mutual agreement of the Parties pursuant to Section 10.2.5 and subject to Section 10.4.2(h):
(a)subject to Section 10.4.1 and Section 10.4.4, all rights and licenses granted by Licensor hereunder and any sublicense granted by Licensee pursuant to Section 2.3 shall immediately terminate;
(b)Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, assign to Licensor all of its right, title and interest in and to (i) each Licensed Trademark, and (ii) all Regulatory Documentation (including any Regulatory Approvals and Licensee Regulatory Documentation) applicable to any Licensed Compound or Licensed Product then owned or Controlled by Licensee or any of its Affiliates or any of its or their Sublicensees; provided that if any such Regulatory Documentation is not immediately transferable in a country, Licensee shall provide Licensor with all benefit of such Regulatory Documentation and such assistance and cooperation as necessary or reasonably requested by Licensor to timely transfer such Regulatory Documentation to Licensor or its designee or, at Licensor’s option, to enable Licensor to obtain a substitute for such Regulatory Documentation without disruption to Licensor’s Exploitation or Manufacture of the applicable Licensed Compound(s) or Licensed Product(s);
(c)all Confidential Information of Licensee to the extent relating specifically to any Licensed Compound or Licensed Product or the Exploitation thereof shall thereafter be deemed Confidential Information of Licensor;
(d)Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, grant Licensor an exclusive, perpetual, fully paid up, right of reference, with the right to grant multiple tiers of further rights of reference, in and to all Regulatory Documentation (including any Regulatory Approvals) then owned or Controlled by Licensee or any of its Affiliates or its or their Sublicensees that are not assigned to Licensor pursuant to clause (b) above to Exploit and Manufacture in the Territory any Licensed Compound or Licensed Product;

(e)Licensee shall provide to Licensor a list of all clinical studies ongoing with respect to any Licensed Compound or Licensed Product and, unless expressly prohibited by any Regulatory Authority, at Licensor’s written request and election in Licensor’s sole discretion, Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to either: (i) wind down in accordance with Applicable Law and observing applicable ethical and regulatory guidelines any or all clinical studies involving Licensed Product being conducted by or on behalf of Licensee, an Affiliate or a Sublicensee as of the effective date of termination, at Licensee’s cost and expense; or (ii) (x) transfer control to Licensor of any or all clinical studies involving Licensed Product being conducted by or on behalf of Licensee, an Affiliate or a Sublicensee as of the effective date of termination and (y) continue to conduct such clinical studies involving Licensed Product being conducted by or on behalf of Licensee, an Affiliate or a Sublicensee as of the effective date of termination for up to six (6) months to enable such transfer to be completed without interruption of any such clinical study, in each case ((x) and (y)), at Licensor’s cost and expense; provided that Licensor shall not have any obligation to continue any clinical study for which it has elected to have control transferred to Licensor unless required by Applicable Law;
(f)following good faith discussions by the Parties as to which Licensed Product Agreements should be assigned to Licensor, at Licensor’s written request, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, assign to Licensor or its designee any and all Licensed Product Agreements, unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement (i) expressly prohibits such assignment (in which case, Licensee, or its Affiliate or Sublicensee, as applicable, shall cooperate with Licensor in all reasonable respects to secure the consent of the applicable Third Party to such assignment), or (ii) relates both to Licensed Product and products other than Licensed Product (in which case, at Licensor’s request, Licensee, or its Affiliate or Sublicensee, as applicable, shall cooperate with Licensor in all reasonable respects to secure the written agreement of the applicable Third Party to a partial assignment of the applicable Licensed Product Agreement relating to the Licensed Product) and, in either case ((i) or (ii)) if any such consent or agreement, as applicable, cannot be obtained with respect to a Licensed Product Agreement, in the case of termination of this Agreement for any reason other than by Licensee pursuant to Section 10.2.1, at Licensor’s request in order to continue to Exploit Licensed Product following termination, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, obtain for Licensor substantially all of the practical benefit and burden under such Licensed Product Agreement to the extent applicable to the Licensed Product, including by entering into appropriate and reasonable alternative arrangements on terms agreeable to Licensor and subject to the consent and control of Licensor; provided that Licensee’s obligations shall continue only for so long as is reasonably necessary for Licensor to secure alternative arrangements directly with one or more Third Parties through the exercise of commercially reasonable efforts;
(g)at Licensor’s option any orders for the Licensor to supply the Licensed Compounds and Licensed Product then being Manufactured by Licensor or its supplier for Licensee pursuant to the Supply Agreement shall be cancelled in all or in part at the discretion of Licensor; and
(h)the exclusivity commitment of Licensor under Section 2.6 shall immediately terminate and the exclusivity commitment of Licensee under Section 2.5 shall immediately terminate except that, in the case of termination by Licensee pursuant to Section 10.2.3(d)(iv) for a Commercial Viability Issue only, such exclusivity commitment of Licensee shall survive for a period which is the earlier of the expiration of the Exclusive Period or [***] following the effective date of such termination, unless Licensor informs Licensee in writing that Licensor elects not to pursue further Development or Commercialization of any Licensed Compound or Licensed Product.
10.4.3.Effect of Termination in a Terminated Territory. In the event of a termination of this Agreement with respect to a Terminated Territory by Licensor due to breach of Licensee or by Licensee pursuant to Section 10.2.3(d)(i), Section 10.2.3(d)(ii) and Section 10.2.4 (but not in the case of any termination of this Agreement in its entirety):
(a)subject to Section 10.4.1 and Section 10.4.4, all rights and licenses granted by Licensor hereunder, and any sublicense granted by Licensee pursuant to Section 2.3, (i) shall automatically be deemed to be amended to exclude, if applicable, the right to (A) market, promote, detail, distribute, import, sell for commercial use, offer for commercial sale or otherwise Commercialize, file any Drug Approval Application for, or seek or maintain any Regulatory Approval for Licensed Product in such Terminated Territory, and (B) Develop any Licensed Compound or Licensed Product anywhere in the world for the purposes of obtaining or maintaining Regulatory Approval in such Terminated Territory, and (ii) shall otherwise survive and continue in effect in such Terminated Territory solely for the purpose of furthering any Commercialization of the Licensed Product in the Territory or any Development or Manufacturing in support thereof;
(b)Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, assign to Licensor all of its right, title and interest in and to (i) each Licensed Trademark, if applicable, and (ii) all Regulatory Documentation (including any Regulatory Approvals and Licensee Regulatory Documentation) applicable to any Licensed Compound or Licensed Product solely in the Terminated Territory then owned or Controlled by Licensee or any of its Affiliates or any of its or their Sublicensees; provided that if any such Regulatory Documentation is not immediately transferable in a country, Licensee shall provide Licensor with all benefit of such Regulatory Documentation and such assistance and cooperation as necessary or reasonably requested by Licensor to timely transfer such Regulatory Documentation to Licensor or its designee or, at Licensor’s option, to enable Licensor to obtain a substitute for such Regulatory Documentation without disruption to Licensor’s Exploitation or Manufacture of the applicable Licensed Compound(s) or Licensed Product(s);
(c)all Confidential Information of Licensee to the extent relating specifically to any Licensed Compound or Licensed Product or the Exploitation thereof solely with respect to the Terminated Territory shall thereafter be deemed Confidential Information of Licensor;
(d)Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, grant Licensor (i) an exclusive, perpetual fully paid up, right of reference, with the right to grant multiple tiers of further rights of reference, in and to all Regulatory Documentation (including any Regulatory Approvals) in the Terminated Territory then owned or Controlled by Licensee or any of its Affiliates or its or their Sublicensees that are not assigned to Licensor pursuant to clause (b) above to Exploit and Manufacture in the Terminated Territory any Licensed Compound or Licensed Product and (ii) a non-exclusive, perpetual, fully paid up, right of reference, with the right to grant multiple tiers of further rights of reference, in and to all Regulatory Documentation (including any Regulatory Approvals) outside of the Terminated Territory then owned or Controlled by Licensee or any of its Affiliates or its or their Sublicensees, solely as necessary to Exploit and Manufacture in the Terminated Territory any Licensed Compound or Licensed Product;
(e)unless expressly prohibited by any Regulatory Authority, at Licensor’s written request and election in Licensor’s sole discretion, Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to either: (i) wind down in accordance with Applicable Law and observing applicable ethical and regulatory guidelines any or all clinical studies involving Licensed Product being conducted by or on behalf of Licensee, an Affiliate or a Sublicensee as of the effective date of termination exclusively in and for the Terminated Territory (excluding any clinical study intended to generate data that will be submitted to Regulatory Authorities in the Territory), at Licensee’s cost and expense, or (ii) (x) transfer control to Licensor of any or all clinical studies involving Licensed Product being conducted by or on behalf of Licensee, an Affiliate or a Sublicensee as of the effective date of termination exclusively in or for the Terminated Territory (excluding any clinical study intended to generate data that will be submitted to Regulatory Authorities in the Territory) and (y) continue to conduct such clinical studies involving Licensed Product being conducted by or on behalf of Licensee, an Affiliate or a Sublicensee as of the effective date of termination exclusively in or for the Terminated Territory for up to six (6) months to enable such transfer to be completed without interruption of any such clinical study, in each case ((x) and (y)), at Licensor’s cost and expense; provided that Licensor shall not have any obligation to continue any clinical study for which it has elected to have control transferred to Licensor unless required by Applicable Law; and
(f)following good faith discussions by the Parties as to which Licensed Product Agreements should be assigned to Licensor, at Licensor’s written request, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, assign to Licensor or its designee any and all Licensed Product Agreements relating solely to the Terminated Territory with respect to which the Parties agree should be assigned to Licensor, unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement (i) expressly prohibits such assignment (in which case, Licensee, or its Affiliate or Sublicensee, as applicable, shall cooperate with Licensor in all reasonable respects to secure the consent of the applicable Third Party to such assignment), or (ii) relates both to (A) the Terminated Territory and the Territory or (B) Licensed Product and products other than Licensed Product (which, in either case ((A) or (B)), at Licensor’s request, Licensee, or its Affiliate or Sublicensee, as applicable, shall cooperate with Licensor in all reasonable respects to secure the written agreement of the applicable Third Party to a partial assignment of the applicable Licensed Product Agreement relating to the Terminated Territory or Licensed Product, as applicable) and, in either case ((i) or (ii)) if any such consent or agreement, as applicable, cannot be obtained with respect to a Licensed Product Agreement, in the case of termination of this Agreement for any reason other than by Licensee pursuant to Section 10.2.1, at Licensor’s request in order to continue to Exploit Licensed Product in the Terminated Territory following termination, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, obtain for Licensor substantially all of the practical benefit and burden under such Licensed Product Agreement to the extent applicable to the Licensed Product in the Terminated Territory, including by entering into appropriate and reasonable alternative arrangements on terms agreeable to Licensor and subject to the consent and control of Licensor; provided that Licensee’s obligations shall continue only for so long as is reasonably necessary for Licensor to secure alternative arrangements directly with one or more Third Parties through the exercise of commercially reasonable efforts;
(g)At Licensor’s option any orders for the Licensor to supply the Licensed Compounds and Licensed Product then being manufactured by Licensor or its supplier for Licensee pursuant to the Supply Agreement shall be cancelled in all or in part at the discretion of Licensor; and
(h)the exclusivity commitment of Licensor under Section 2.6 shall immediately terminate with respect to the Terminated Territory, and the exclusivity commitment of Licensee under Section 2.5 shall survive with respect to the Territory and shall continue with respect to the Terminated Territory for the Exclusive Period.
10.4.4.Effect of Termination on Sublicensees. In the event of (a) termination of this Agreement in its entirety (except in case of expiration of this Agreement pursuant to Section 10.1, in which case this Section 10.4.4 shall not apply), any and all sublicenses granted by Licensee pursuant to Section 2.3, and (b) termination of this Agreement with respect to any Terminated Territory (but not in its entirety), any and all sublicenses granted by Licensee with respect to the applicable Terminated Territory, in each case ((a) and (b)) shall terminate.
10.5.Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
10.6.Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 2.1 (including Section 4.3.4(b), to the extent necessary to give effect to Section 2.1) and 2.7 (in each case, to the extent provided in Section 10.4.1); 2.2 (including Section 4.3.4(a), to the extent necessary to give effect to Section 2.2); 2.3.1 (subsections (i) and (ii) of first sentence, to the extent the MedImmune License and the Wacker License are then still in force and effective, and second and third sentences); 2.4.1; 2.5 (to the extent provided in Section 10.4.2(h) or Section 10.4.3(h), as applicable); 4.2.7 (for the period specified therein); 4.3.4; 4.4.3; 4.5 (second sentence); 4.7 (with respect to subcontracts entered into prior to termination, but limited in the case of Licensed Product Agreements assigned to Licensor to obligations and liabilities in relation to such assigned Licensed Product Agreements arising prior to assignment to Licensor or out of circumstances or events occurring prior such assignment); 5.4 (for final accounting but excluding the second-to-last sentence); 5.5 (for final accounting); 5.6-5.7; 5.8-5.9 (for the period specified in Section 5.8); 5.10; 6.1; 6.3.3; 6.3.4 (with respect to Licensor’s rights to settle in relation to any AstraZeneca Product Patents); 6.3.5 (with respect to Licensor’s rights to settle in relation to any AstraZeneca Product Patents); 6.4 (with respect to claims arising from Exploitation prior to termination); 6.6 (to the extent necessary to give effect to Section 10.4.1); 6.7.1 (first sentence); 7.1-7.2 (for the period specified therein); 7.3-7.7; 7.8 (to the extent the Wacker License is then still in force and effective); 10.3; 10.4.1; 10.4.2 or 10.4.3 (as applicable); 10.4.4; 10.5 and this Section 10.6 and Articles 1 (to the extent necessary to give effect to the other articles and sections set forth in this Section 10.6), 9 and 11 (other than Section 11.3.1(b)and Section 11.4) of this Agreement shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to the Terminated Territory but not in its entirety, then following such termination (i) the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety or as otherwise necessary for any of Licensor and its Affiliates and its and their (sub)licensees to exercise their rights in the Terminated Territory).
ARTICLE 11
MISCELLANEOUS
11.1.Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Without limitation to the foregoing, in the event that the suspension of performance continues for one hundred eighty (180) days after the date of the occurrence and such suspension of performance would constitute a material breach of this Agreement in the absence of this Section 11.1, the other Party shall have the right to terminate this Agreement pursuant to Section 10.2.1 without regard to this Section 11.1, except that in such event no cure period shall apply and the other Party shall have the right in its sole discretion to effect such termination upon written notice to the non-performing Party, either solely with respect to the country affected by such non-performance or in its entirety.
11.2.Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
11.3.Assignment. Neither Party may assign its rights or, except as permitted in Section 4.7, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

11.3.1.in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise, and whether or not such Party is the surviving entity (each, a “Sale Transaction”); provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)):
(a)Information, materials and intellectual property rights controlled by the Third Party Acquirer (other than as a result of a license or other grant of rights, covenant or assignment by the assigning Party or its Affiliates to, or for the benefit of, such Third Party Acquirer) that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; and
(b)in the case of a Sale Transaction involving a Party, the exclusivity provisions of Section 2.5 shall not apply to any Competing Product being developed or commercialized by the Third Party Acquirer or any of its Affiliates (other than a Party or any Person that was an Affiliate of Licensor prior to the consummation of the Sale Transaction) prior to such Sale Transaction; provided that a Party or the surviving corporation, as the case may be, shall establish reasonable internal safeguards designed to prevent any Licensed Know-How from being utilized in furtherance of the development or commercialization of, or otherwise for the benefit of, such Competing Product;
11.3.2.to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate;
provided that, in each case (Section 11.3.1 and Section 11.3.2), the assigning Party shall provide written notice to the other Party within thirty (30) days after such assignment. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any attempted assignment in violation of this Section 11.3 shall be void and of no effect.
11.4.Other Strategic Transactions. In the event that either Party or its Affiliate acquires, whether by merger, purchase of stock or purchase of assets, a Third Party in a transaction that is not a Sale Transaction, or a business unit or a portfolio of products of a Third Party (which portfolio includes one (1) or more Competing Products and one (1) or more other products that are not Competing Products) (each a “Strategic Transaction”), and the Third Party with which such Strategic Transaction is consummated or any of its Affiliates (other than such Party or any Person which was an Affiliate of such Party prior to consummation of such Strategic Transaction) was engaged in development or commercialization of a Competing Product prior to such consummation (each a “Permitted Competing Product”), then following consummation of such Strategic Transaction the provisions of Section 2.5 and Section 2.6 (as the case may be) shall not apply to such Permitted Competing Product, provided that such Party shall establish reasonable internal safeguards designed to prevent any Licensed Know-How or Licensee Know-How from being utilized in furtherance of the development or commercialization of, or otherwise for the benefit of, the applicable Permitted Competing Product.
11.4.1.Except in circumstances in which Section 11.3.1(b) applies (in which case Section 11.3.1(b) shall control), in the event that Licensor or its Affiliate sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of Licensor’s or such Affiliate’s consolidated total assets with respect to the Licensed Compound and Licensed Product, and the Third Party with which such transaction is consummated or any of its Affiliates (other than Licensor or any Person which was an Affiliate of Licensor prior to consummation of such transaction) owns or controls, or is engaged in development or commercialization of, a Competing Product prior to such consummation, then following such consummation of such transaction the Exclusive Period during which the provisions of Section 2.6 apply shall automatically be deemed to be limited to (a) with respect to the conduct of human clinical trials of such Competing Product, the shorter of (i) the period of three (3) years beginning on the effective date of such transaction or (ii) the period of five (5) years beginning on the Effective Date, and (b) with respect to the sale or offer for sale of such Competing Product, the shorter of (i) the period of five (5) years beginning on the effective date of such transaction and (ii) the period of seven (7) years beginning on the Effective Date.
11.5.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.
11.6.Dispute Resolution.
11.6.1.Except as provided in Section 5.9, Section 6.2.5, Section 10.2.3 or Section 11.11, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by the Senior Officers shall be set forth in writing and signed by both Parties, whereupon it will be conclusive and binding on the Parties.
11.6.2.If such Senior Officers are unable to resolve any such Dispute within such ten (10)-Business Day period, except as otherwise set forth in Section 5.9, Section 6.2.5, Section 10.2.3, Section 11.6.5 or Section 11.11, either Party shall be free to institute binding arbitration in accordance with Section 11.6.3 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available.
11.6.3.Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”). Each of Licensee and Licensor shall promptly select one (1) Arbitrator, which selections shall in no event be made later than thirty (30) days after the notice of initiation of arbitration. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Licensee and the Arbitrator chosen by Licensor, but in no event later than thirty (30) days after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. The arbitration shall be administered by the American Arbitration Association (or its successor entity) (“AAA”) in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection), except as modified in this Agreement. The arbitration shall be held in the State of New York. The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in any court of competent jurisdiction. The Arbitrators’ authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 9.4. The Arbitrators shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.
11.6.4.Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 11.6, and shall pay an equal share of the fees and costs of the Arbitrators and all other general fees related to any arbitration described in Section 11.6.3; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for any or all of its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in

Section 11.6.3 is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Senior Officers or any ongoing arbitration proceeding. All arbitration proceedings and decisions of the Arbitrator under this Section 11.6 shall be deemed Confidential Information of both Parties under Article 7.
11.6.5.Notwithstanding the foregoing, in the event that a Dispute arises with respect to the validity, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property rights, either Party may bring an action in a court of competent jurisdiction in accordance with Sections 11.7.2 and 11.7.3 (or, as applicable, with any patent or trademark authority of competent jurisdiction) to resolve such Dispute, and no such Dispute shall be subject to arbitration pursuant to Section 11.6.2 or Section 11.6.3.
11.7.Governing Law, Jurisdiction and Service.
11.7.1.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
11.7.2.Jurisdiction. Subject to Section 11.6 and Section 11.11, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of federal and state courts sitting in the State of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts; provided, however, that in the case of (a) any action, suit or proceeding with respect to the validity, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property rights, or (b) any action seeking only injunctive or other equitable relief, including specific performance, in each case ((a) and (b)) for which (and to the extent) federal and state courts sitting in the State of New York lack authority to issue the relief sought, each Party shall have a right to pursue such action, suit or proceeding in any court of competent jurisdiction (or, as applicable, with any patent or trademark authority of competent jurisdiction). The Parties irrevocably and unconditionally waive their right to a jury trial.
11.7.3.Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in federal and state courts sitting in the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; provided, however, that in the case of (a) any action, suit or proceeding with respect to the validity, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property rights, or (b) any action seeking only injunctive or other equitable relief, including specific performance, in each case ((a) and (b)) for which venue cannot be established in federal and state courts sitting in the State of New York, each Party shall have a right to pursue such action, suit or proceeding in any court of competent jurisdiction (or, as applicable, with any patent or trademark authority of competent jurisdiction).
11.7.4.Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.8.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
11.8.Notices.
11.8.1.Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 11.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.8.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 11.8.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
11.8.2.Address for Notice.
If to Licensor, to:
PhaseBio Pharmaceuticals, Inc.
1 Great Valley Parkway, Suite 30
Malvern, PA 19355
United States
Attention: Chief Executive Officer
Facsimile: +1 610-981-6520

with a copy (which shall not constitute notice) to:
Cooley LLP
Reston Town Center
11951 Freedom Drive
14th Floor
Reston, VA 20190-5640
United States
Attention: Christian Plaza
Facsimile: +1 703-456-8100
If to Licensee, to:
Alfasigma S.p.A.
Via Ragazzi del ’99 no. 5
40133 Bologna, Italy
Attention: Corporate General Counsel
11.9.Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control. Specifically and without limiting the foregoing, this Agreement shall supersede that certain One-Way Non-Disclosure Agreement entered into by and between the Parties as of July 1, 2020, and all confidential information exchanged under such Confidentiality Agreement shall be deemed Confidential Information of the applicable Party under this Agreement.
11.10.English Language. This Agreement has been prepared in the English language, and the English language shall control its interpretation. All notices and other communications under or in connection with this Agreement shall be in the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
11.11.Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 2.5, Article 6 and Article 7 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there may be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall have the right to seek from any court of competent jurisdiction injunctive or other equitable relief, including specific performance, in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Nothing in this Section 11.11 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
11.12.Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
11.13.No Benefit to Third Parties. Except as provided in Article 9, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.
11.14.Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
11.15.Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other Party without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, unless required by Applicable Laws.
11.16.References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

11.17.Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.
11.18.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email, or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.
[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.
ALFASIGMA S.P.A.    PHASEBIO PHARMACEUTICALS, INC.
By: /s/ Pier Vincenzo Colli        By: /s/ Jonathan Mow
Name: Pier Vincenzo Colli        Name: Jonathan Mow
Title: Chief Executive Officer        Title: Chief Executive Officer

[SIGNATURE PAGE TO LICENSE AGREEMENT]

Schedule 1.41
Development Plan
[***]

Schedule 1.76
MEDI2452
[***]

Schedule 1.77
Licensed Know-How
[***]

Schedule 1.78
Licensed Patents
[***]

Schedule 1.83
Licensee Corporate Names

Schedule 1.90
Licensor Corporate Names
PhaseBio
PhaseBio Pharmaceuticals
PhaseBio Pharmaceuticals, Inc.

Schedule 1.104
MedImmune Corporate Names

Schedule 4.1.2
Supply Agreement Terms
Within one hundred twenty (120) days after the Effective Date, the Parties shall negotiate in good faith and enter into a supply agreement and related quality agreement for the Manufacture and supply of the Licensed Product by Licensor to Licensee. The terms and descriptions outlined below (the “Supply Agreement Terms”), together with any terms contained or described in this Agreement, will be mandatorily included in a definitive Supply Agreement between the Parties (together with such other terms as the Parties shall mutually agree). Capitalized terms used, but not defined, in these Supply Agreement Terms shall have the meaning given to such terms in this Agreement.
[***]

Schedule 4.3.6(h)
Serious Adverse Event Reporting Timelines
[***]

Exhibit 4.3.6(a)
Copies of MedImmune Pharmacovigilance Agreement and
SFJ Pharmacovigilance Agreement
[***]